                                                                 EXHIBIT 10.8


                                  EXECUTION COPY




                                  $150,000,000


                                CREDIT AGREEMENT

                                  dated as of

                               December 22, 1993


                                     among


                                 Allergan, Inc.


                            The Banks Listed Herein


                   Morgan Guaranty Trust Company of New York,
                                    as Agent

                                      and

                                Bank of America
                    National Trust and Savings Association,
                                  as Co-Agent

                               TABLE OF CONTENTS*

                                                                                      Page
                                                                                      ----
                                  ARTICLE I
                                 DEFINITIONS
SECTION   1.01   Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . .        1
          1.02   Accounting Terms and Determinations  . . . . . . . . . . . . . .       13
          1.03   Types of Borrowings  . . . . . . . . . . . . . . . . . . . . . .       13
          1.04   Basis for Ratings  . . . . . . . . . . . . . . . . . . . . . . .       14

                                  ARTICLE II
                                 THE CREDITS

SECTION   2.01   Commitments to Lend  . . . . . . . . . . . . . . . . . . . . . .       14
          2.02   Notice of Committed Borrowings . . . . . . . . . . . . . . . . .       14
          2.03   Money Market Borrowings  . . . . . . . . . . . . . . . . . . . .       15
          2.04   Notice to Banks; Funding of Loans  . . . . . . . . . . . . . . .       19
          2.05   Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       20
          2.06   Maturity of Loans  . . . . . . . . . . . . . . . . . . . . . . .       21
          2.07   Interest Rates . . . . . . . . . . . . . . . . . . . . . . . . .       21
          2.08   Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       25
          2.09   Optional Termination or Reduction of Commitments . . . . . . . .       26
          2.10   Mandatory Termination of Commitments . . . . . . . . . . . . . .       26
          2.11   Optional Prepayments . . . . . . . . . . . . . . . . . . . . . .       26
          2.12   General Provisions as to Payments  . . . . . . . . . . . . . . .       27
          2.13   Funding Losses . . . . . . . . . . . . . . . . . . . . . . . . .       28
          2.14   Computation of Interest and Fees . . . . . . . . . . . . . . . .       28

                                 ARTICLE III
                                  CONDITIONS

SECTION   3.01   Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . .       28
          3.02   Borrowings . . . . . . . . . . . . . . . . . . . . . . . . . . .       29


__________________________________

     * The Table of Contents is not a part of this Agreement.

                                                                                        Page
                                                                                        ----

                                  ARTICLE IV
                        REPRESENTATIONS AND WARRANTIES
SECTION    4.01   Corporate Existence and Power  . . . . . . . . . . . . . . . . .       30
           4.02   Corporate and Governmental Authorization; No Contravention . . .       30
           4.03   Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . .       30
           4.04   Financial Information  . . . . . . . . . . . . . . . . . . . . .       31
           4.05   Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . .       31
           4.06   Compliance with ERISA  . . . . . . . . . . . . . . . . . . . . .       31
           4.07   Environmental Matters  . . . . . . . . . . . . . . . . . . . . .       32
           4.08   Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       32
           4.09   Not an Investment Company  . . . . . . . . . . . . . . . . . . .       33
           4.10   Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . .       33
           4.11   Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . .       33
           4.12   Good Title to Properties . . . . . . . . . . . . . . . . . . . .       33
           4.13   Trademarks, Patents, etc.  . . . . . . . . . . . . . . . . . . .       34

                                  ARTICLE V
                                  COVENANTS

SECTION    5.01   Information  . . . . . . . . . . . . . . . . . . . . . . . . . .       34
           5.02   Payment of Obligations . . . . . . . . . . . . . . . . . . . . .       36
           5.03   Maintenance of Property; Insurance . . . . . . . . . . . . . . .       37
           5.04   Conduct of Business and Maintenance of Existence . . . . . . . .       37
           5.05   Compliance with Laws . . . . . . . . . . . . . . . . . . . . . .       38
           5.06   Inspection of Property, Books and Records  . . . . . . . . . . .       38
           5.07   Subsidiary Debt  . . . . . . . . . . . . . . . . . . . . . . . .       38
           5.08   Debt to Capitalization . . . . . . . . . . . . . . . . . . . . .       38
           5.09   Minimum Consolidated Net Worth . . . . . . . . . . . . . . . . .       38
           5.10   Negative Pledge  . . . . . . . . . . . . . . . . . . . . . . . .       39
           5.11   Consolidations, Mergers and Sales of Assets  . . . . . . . . . .       40
           5.12   Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . .       40
           5.13   Transactions with Affiliates . . . . . . . . . . . . . . . . . .       41

                                  ARTICLE VI
                                   DEFAULTS

SECTION    6.01   Events of Default  . . . . . . . . . . . . . . . . . . . . . . .       41
           6.02   Notice of Default  . . . . . . . . . . . . . . . . . . . . . . .       44

                                                                                       Page
                                                                                       ----

                                 ARTICLE VII
                                  THE AGENT

SECTION   7.01   Appointment and Authorization  . . . . . . . . . . . . . . . . .       44
          7.02   Agent and Affiliates . . . . . . . . . . . . . . . . . . . . . .       44
          7.03   Action by Agent  . . . . . . . . . . . . . . . . . . . . . . . .       44
          7.04   Consultation with Experts  . . . . . . . . . . . . . . . . . . .       44
          7.05   Liability of Agent . . . . . . . . . . . . . . . . . . . . . . .       44
          7.06   Indemnification  . . . . . . . . . . . . . . . . . . . . . . . .       45
          7.07   Credit Decision  . . . . . . . . . . . . . . . . . . . . . . . .       45
          7.08   Successor Agent  . . . . . . . . . . . . . . . . . . . . . . . .       45
          7.09   Agent's Fee  . . . . . . . . . . . . . . . . . . . . . . . . . .       46
          7.10   Co-Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . .       46

                                 ARTICLE VIII
                           CHANGE IN CIRCUMSTANCES

SECTION   8.01   Basis for Determining Interest Rate Inadequate or Unfair . . . .       46
          8.02   Illegality . . . . . . . . . . . . . . . . . . . . . . . . . . .       47
          8.03   Increased Cost and Reduced Return  . . . . . . . . . . . . . . .       47
          8.04   Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       49
          8.05   Base Rate Loans Substituted for Affected Fixed Rate Loans  . . .       51
          8.06   HLT Classification . . . . . . . . . . . . . . . . . . . . . . .       51
          8.07   Substitution of Bank . . . . . . . . . . . . . . . . . . . . . .       52

                                  ARTICLE IX
                                MISCELLANEOUS

SECTION   9.01   Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . .       53
          9.02   No Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . .       53
          9.03   Expenses; Indemnification  . . . . . . . . . . . . . . . . . . .       53
          9.04   Sharing of Set-Offs  . . . . . . . . . . . . . . . . . . . . . .       54
          9.05   Amendments and Waivers . . . . . . . . . . . . . . . . . . . . .       54
          9.06   Successors and Assigns . . . . . . . . . . . . . . . . . . . . .       55
          9.07   Collateral . . . . . . . . . . . . . . . . . . . . . . . . . . .       56
          9.08   Existing Credit Agreement  . . . . . . . . . . . . . . . . . . .       57
          9.09   Governing Law; Submission to Jurisdiction  . . . . . . . . . . .       57
          9.10   Counterparts; Integration; Effectiveness . . . . . . . . . . . .       57
          9.11   WAIVER OF JURY TRIAL . . . . . . . . . . . . . . . . . . . . . .       57

Exhibit A - Note
Exhibit B - Money Market Quote Request
Exhibit C - Invitation for Money Market Quotes
Exhibit D - Money Market Quote
Exhibit E - Opinion of Counsel for the Borrower
Exhibit F - Opinion of General Counsel for the Borrower
Exhibit G - Opinion of Special Counsel to the Agent
Exhibit H - Assignment and Assumption Agreement
Exhibit I - Intellectual Property

                                CREDIT AGREEMENT

             AGREEMENT dated as of December 22, 1993 among ALLERGAN, INC., the BANKS listed on the signature pages hereof, BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, as Co-Agent and MORGAN GUARANTY TRUST COMPANY OF NEW YORK, as Agent.

             The parties hereto agree as follows:


                                   ARTICLE I
                                  DEFINITIONS

             SECTION 1.01. Definitions. The following terms, as used herein, have the following meanings:

             "Absolute Rate Auction" means a solicitation of Money Market Quotes setting forth Money Market Absolute Rates pursuant to Section 2.03.

             "Adjusted CD Rate" has the meaning set forth in Section 2.07(b).

             "Adjusted Consolidated Net Worth" means at any date Consolidated Net Worth less (to the extent reflected in the determination thereof) all investments in unconsolidated Subsidiaries and all equity investments in Persons which are not Subsidiaries.

             "Adjusted London Interbank Offered Rate" has the meaning set forth in Section 2.07(c).

             "Administrative Questionnaire" means, with respect to each Bank, an administrative questionnaire in the form prepared by the Agent, duly completed by such Bank and submitted to the Agent (with a copy to the Borrower).

             "Affiliate" means (i) any Person (other than the Borrower and its Subsidiaries) directly or indirectly controlling, controlled by, or under common control with the Borrower or (ii) any Person (other than the Borrower and its Subsidiaries) that owns or controls 20% or more of any class of equity securities of the Borrower or any of its Subsidiaries or Affiliates. For the purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by," and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

             "Agent" means Morgan Guaranty Trust Company of New York in its capacity as agent for the Banks hereunder, and its successors in such capacity.

             "Applicable Lending Office" means, with respect to any Bank, (i) in the case of its Domestic Loans, its Domestic Lending Office, (ii) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office and (iii) in the case of its Money Market Loans, its Money Market Lending Office.

             "Assessment Rate" has the meaning set forth in Section 2.07(b).

             "Assignee" has the meaning set forth in Section 9.06(c).

             "Bank" means each bank listed on the signature pages hereof, each Assignee which becomes a Bank pursuant to Section 9.06(c), and their respective successors.

             "Base Rate" means, for any day, a rate per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of 1/2 of 1% plus the Federal Funds Rate for such day.

             "Base Rate Loan" means a Committed Loan to be made by a Bank as a Base Rate Loan in accordance with the applicable Notice of Committed Borrowing or pursuant to Article VIII.

             "Borrower" means Allergan, Inc., a Delaware corporation, and its successors.

             "Borrowing" has the meaning set forth in Section 1.03.

             "CD Base Rate" has the meaning set forth in Section 2.07(b).

             "CD Loan" means a Committed Loan to be made by a Bank as a CD Loan in accordance with the applicable Notice of Committed Borrowing.

             "CD Margin" has the meaning set forth in Section 2.07(b).

             "CD Reference Banks" means Bank of America National Trust and Savings Association, Citibank, N.A. and Morgan Guaranty Trust Company of New York.

             "Closing Date" means the date on or after the Effective Date on which the Agent shall have received the documents specified in or pursuant to
Section 3.01.

             "Co-Agent" means Bank of America National Trust and Savings Association, in its capacity as the Co-Agent hereunder.

             "Commitment" means, with respect to each Bank, the amount set forth opposite the name of such Bank on the signature pages hereof, as such amount may be reduced from time to time pursuant to Section 2.09.

             "Commitment Fee Rate" has the meaning set forth in Section 2.08(b).

             "Committed Loan" means a loan made by a Bank pursuant to Section 2.01.

             "Consolidated Debt" means at any date the Debt of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis as of such date.

             "Consolidated Net Income" means consolidated net income of the Borrower and its Consolidated Subsidiaries.

             "Consolidated Net Worth" means at any date the consolidated stockholders' equity of the Borrower and its Consolidated Subsidiaries determined as of such date less (to the extent reflected in determining such consolidated stockholders' equity) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of assets of a going concern business made within twelve months after the acquisition of such business) subsequent to September 30, 1993 in the book value of any asset owned by the Borrower or a Consolidated Subsidiary.

             "Consolidated Subsidiary" means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements if such statements were prepared as of such date.

             "Debt" of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

(iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles, (v) all Debt secured by a Lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person, (vi) all Debt of others Guaranteed by such Person.

             "Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

             "Domestic Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

             "Domestic Lending Office" means, as to each Bank, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Bank may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Agent; provided that any Bank may so designate separate Domestic Lending Offices for its Base Rate Loans, on the one hand, and its CD Loans, on the other hand, in which case all references herein to the Domestic Lending Office of such Bank shall be deemed to refer to either or both of such offices, as the context may require.

             "Domestic Loans" means CD Loans or Base Rate Loans or both.

             "Domestic Reserve Percentage" has the meaning set forth in Section 2.07(b).

             "Effective Date" means the date this Agreement becomes effective in accordance with Section 9.10.

             "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

             "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

             "ERISA Group" means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

             "Euro-Dollar Business Day" means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

             "Euro-Dollar Lending Office" means, as to each Bank, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Dollar Lending Office) or such other office, branch or affiliate of such Bank as it may hereafter designate as its Euro-Dollar Lending Office by notice to the Borrower and the Agent.

             "Euro-Dollar Loan" means a Committed Loan to be made by a Bank as a Euro-Dollar Loan in accordance with the applicable Notice of Committed Borrowing.

             "Euro-Dollar Margin" has the meaning set forth in Section 2.07(c).

             "Euro-Dollar Reference Banks" means the principal London offices of Bank of America National Trust and Savings Association, Citibank, N.A. and Morgan Guaranty Trust Company of New York.

             "Euro-Dollar Reserve Percentage" has the meaning set forth in
Section 2.07(c).

             "Event of Default" has the meaning set forth in Section 6.01.

             "Existing Credit Agreement" means the $200,000,000 Credit Agreement dated as of June 29, 1989 among the Borrower, the banks listed therein and Morgan Guaranty Trust Company of New York, as Agent.

             "Facility Fee Rate" has the meaning set forth in Section 2.08(a).

             "Federal Funds Rate" means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Morgan Guaranty Trust Company of New York on such day on such transactions as determined by the Agent.

             "Fixed Rate Loans" means CD Loans or Euro-Dollar Loans or Money Market Loans (excluding Money Market LIBOR Loans bearing interest at the Base Rate pursuant to Section 8.01(a)) or any combination of the foregoing.

             "Governmental Authority" means any federal, state, local, foreign or other governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission or other similar dispute resolving panel or body.

             "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or
(ii) entered into for the purpose of assuring in any other manner the obligee of such Debt of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

             "Hazardous Substances" means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.

             "Indemnitee" has the meaning set forth in Section 9.03(b).

             "Interest Period" means: (1) with respect to each Euro-Dollar Borrowing, the period commencing on the date of such Borrowing and ending one, two, three or six months thereafter, as the Borrower may elect in the applicable Notice of Borrowing; provided that:

             (a) any Interest Period (other than an Interest Period determined pursuant to clause (c) below) which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

             (b) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Euro-Dollar Business Day of a calendar month; and

             (c) any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date.

             (2) with respect to each CD Borrowing, the period commencing on the date of such Borrowing and ending 30, 60, 90 or 180 days thereafter, as the Borrower may elect in the applicable Notice of Borrowing; provided that:

             (a) any Interest Period (other than an Interest Period determined pursuant to clause (b) below) which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day; and

             (b) any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date.

             (3) with respect to each Base Rate Borrowing, the period commencing on the date of such Borrowing and ending 90 days thereafter; provided that:

             (a) any Interest Period (other than an Interest Period determined pursuant to clause (b) below) which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day; and

             (b) any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date.

             (4) with respect to each Money Market LIBOR Borrowing, the period commencing on the date of such Borrowing and ending a minimum of one month thereafter, as the Borrower may elect in accordance with Section 2.03; provided that:

             (a) any Interest Period (other than an Interest Period determined pursuant to clause (c) below) which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

             (b) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Euro-Dollar Business Day of a calendar month; and

             (c) any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date.

             (5) with respect to each Money Market Absolute Rate Borrowing, the period commencing on the date of such Borrowing and ending such number of days thereafter (but not less than 15 days) as the Borrower may elect in accordance with Section 2.03; provided that:

             (a) any Interest Period (other than an Interest Period determined pursuant to clause (b) below) which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day; and

             (b) any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date.

             "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, or any successor statute.

             "Irish Affiliate Cash" means an amount equal to 70% of the cash and cash equivalents denominated in United States dollars or in any currency which is readily exchangeable into United States dollars and which is not, at such time, subject to any form of exchange control regulation, and which are payable by their terms at an address within the United States and by a United States resident or other person having an address within the United States, such amount of cash and cash equivalents not to exceed $150,000,000 and such cash and cash equivalents to be owned by Allergan Pharmaceuticals (Ireland) Ltd., a branch of Allergan InterAmerica S.A., a Panamanian corporation.

             "Level I Status" exists at any date if, at such date, the Borrower's outstanding senior unsecured long-term debt securities are rated AA-or higher by S&P and Aa3 or higher by Moody's.

             "Level II Status" exists at any date if, at such date, (i) the Borrower's outstanding senior unsecured long-term debt securities are rated A-or higher by S&P and A3 or higher by Moody's and (ii) Level I Status does not exist.

             "Level III Status" exists at any date if, at such date, (i) the Borrower's outstanding senior unsecured long-term debt securities are rated BBB or higher by S&P and Baa2 or higher by Moody's and (ii) neither Level I Status nor Level II Status exists.

             "Level IV Status" exists at any date if, at such date, none of Level I Status, Level II Status or Level III Status exists.

             "LIBOR Auction" means a solicitation of Money Market Quotes setting forth Money Market Margins based on the London Interbank Offered Rate pursuant to Section 2.03.

             "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest in respect of such asset. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

             "Loan" means a Domestic Loan or a Euro-Dollar Loan or a Money Market Loan and "Loans" means Domestic Loans or Euro-Dollar Loans or Money Market Loans or any combination of the foregoing.

             "London Interbank Offered Rate" has the meaning set forth in
Section 2.07(c).

             "Margin Stock" has the meaning set forth in Regulations U and G of the Board of Governors of the Federal Reserve System.

             "Material Debt" means Debt (other than the Notes) of the Borrower and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal amount exceeding $10,000,000.

             "Materially Adverse Effect" means any materially adverse change in the business, operations, condition (financial or otherwise) or assets of the Borrower and its Subsidiaries taken as a whole.

             "Material Plan" means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $10,000,000.

             "Money Market Absolute Rate" has the meaning set forth in Section 2.03(d).

             "Money Market Absolute Rate Loan" means a loan to be made by a Bank pursuant to an Absolute Rate Auction.

             "Money Market Lending Office" means, as to each Bank, its Domestic Lending Office or such other office, branch or affiliate of such Bank as it may hereafter designate as its Money Market Lending Office by notice to the Borrower and the Agent; provided that any Bank may from time to time by notice to the Borrower and the Agent designate separate Money Market Lending Offices for its Money Market LIBOR Loans, on the one hand, and its Money Market Absolute Rate Loans, on the other hand, in which case all references herein to the Money Market Lending Office of such Bank shall be deemed to refer to either or both of such offices, as the context may require.

             "Money Market LIBOR Loan" means a loan to be made by a Bank pursuant to a LIBOR Auction (including such a loan bearing interest at the Base Rate pursuant to Section 8.01(a)).

             "Money Market Loan" means a Money Market LIBOR Loan or a Money Market Absolute Rate Loan.

"Money Market Margin" has the meaning set forth in Section 2.03(d).

             "Money Market Quote" means an offer by a Bank to make a Money Market Loan in accordance with Section 2.03.

             "Moody's" means Moody's Investors Services, Inc.

             "Multiemployer Plan" means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

             "Notes" means promissory notes of the Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of the Borrower to repay the Loans, and "Note" means any one of such promissory notes issued hereunder.

             "Notice of Borrowing" means a Notice of Committed Borrowing (as defined in Section 2.02) or a Notice of Money Market Borrowing (as defined in
Section 2.03(f)).

             "Parent" means, with respect to any Bank, any Person controlling such Bank.

             "Participant" has the meaning set forth in Section 9.06(b).

             "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

             "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

             "Plan" means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

             "Prime Rate" means the rate of interest publicly announced by Morgan Guaranty Trust Company of New York in New York City from time to time as its Prime Rate.

             "Reference Banks" means the CD Reference Banks or the Euro-Dollar Reference Banks, as the context may require, and "Reference Bank" means any one of such Reference Banks.

             "Refunding Borrowing" means a Committed Borrowing which, after application of the proceeds thereof, results in no net increase in the outstanding principal amount of Committed Loans made by any Bank.

             "Required Banks" means at any time Banks having at least 66% of the aggregate amount of the Commitments or, if the Commitments shall have been terminated, holding Notes evidencing at least 66% of the aggregate unpaid principal amount of the Loans.

             "SEC" means the U.S. Securities and Exchange Commission.

             "S&P" means Standard & Poor's Corporation.

             "Status" refers to Level I Status, Level II Status, Level III Status and/or Level IV Status.

             "Subsidiary" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower.

             "Termination Date" means December 22, 1998 or, if such day is not a Euro-Dollar Business Day, the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the Termination Date shall be the next preceding Euro-Dollar Business Day.

             "Unfunded Liabilities" means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

             "Wholly-Owned Subsidiary" means any Subsidiary all of the shares of capital stock or other ownership interests of which (except directors' qualifying shares) are at the time directly or indirectly owned by the Borrower.

             SECTION 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower's independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Banks; provided that, if the Borrower notifies the Agent that the Borrower wishes to amend any covenant in Article V to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Agent notifies the Borrower that the Required Banks wish to amend Article V for such purpose), then the Borrower's compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Banks.

             SECTION 1.03. Types of Borrowings. The term "Borrowing" denotes the aggregation of Loans of one or more Banks to be made to the Borrower pursuant to Article II on a single date and for a single Interest Period. Borrowings are classified for purposes of this Agreement either by reference to the pricing of Loans comprising such Borrowing (e.g., a "Euro-Dollar Borrowing" is a Borrowing comprised of Euro-Dollar Loans) or by reference to the provisions of Article II under which participation therein is determined (i.e., a "Committed Borrowing" is a Borrowing under Section

2.01 in which all Banks participate in proportion to their Commitments, while a "Money Market Borrowing" is a Borrowing under Section 2.03 in which the Bank participants are determined on the basis of their bids in accordance therewith).

             SECTION 1.04. Basis for Ratings. The credit ratings to be utilized in the determination of a Status are the ratings assigned to unsecured obligations of the Borrower without third party credit support. Such ratings may be pending or implied ratings assigned by the relevant rating agencies if ratings for outstanding obligations of the foregoing type are not available. Ratings assigned to any obligation which is secured or which has the benefit of third party credit support shall be disregarded.


                                   ARTICLE II
                                  THE CREDITS

             SECTION 2.01. Commitments to Lend. From the Effective Date until the day prior to the Termination Date, each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make loans to the Borrower pursuant to this Section from time to time in amounts such that the aggregate principal amount of Committed Loans by such Bank at any one time outstanding shall not exceed the amount of its Commitment, provided that any Money Market Loan made by a Bank shall not reduce such Bank's Commitment with respect to its pro rata portion of any Loan which is not a Money Market Loan. Each Borrowing under this Section shall be in an aggregate principal amount of $5,000,000 or any larger multiple of $1,000,000 (except that any such Borrowing may be in the aggregate amount available in accordance with Section 3.02(c)) and shall be made from the several Banks ratably in proportion to their respective Commitments. Within the foregoing limits, the Borrower may borrow under this Section, repay, or to the extent permitted by Section 2.11, prepay Loans and reborrow at any time prior to the Termination Date under this Section.

             SECTION 2.02. Notice of Committed Borrowings. The Borrower shall give the Agent notice (a "Notice of Committed Borrowing") not later than 11:00 A.M. (New York City time) on (x) the date of each Base Rate Borrowing, (y) the second Domestic Business Day before each CD Borrowing and (z) the third Euro-Dollar Business Day before each Euro-Dollar Borrowing, specifying:

             (a) the date of such Borrowing, which shall be a Domestic Business Day in the case of a Domestic

    Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing,

             (b)  the aggregate amount of such Borrowing,

             (c) whether the Loans comprising such Borrowing are to be CD Loans, Base Rate Loans or Euro-Dollar Loans, and

             (d) in the case of a Fixed Rate Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

             SECTION 2.03.  Money Market Borrowings.

             (a) The Money Market Option. In addition to Committed Borrowings pursuant to Section 2.01, the Borrower may, as set forth in this Section, request the Banks to make offers to make Money Market Loans to the Borrower. The Banks may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section.

             (b) Money Market Quote Request. When the Borrower wishes to request offers to make Money Market Loans under this Section, it shall transmit to the Agent by telex or facsimile transmission a Money Market Quote Request substantially in the form of Exhibit B hereto so as to be received no later than 10:00 A.M. (New York City time) on (x) the fifth Euro-Dollar Business Day prior to the date of Borrowing proposed therein, in the case of a LIBOR Auction or (y) the Domestic Business Day next preceding the date of Borrowing proposed therein, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Money Market Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective) specifying:

                  (i) the proposed date of Borrowing, which shall be a Euro-Dollar Business Day in the case of a LIBOR Auction or a Domestic Business Day in the case of an Absolute Rate Auction,

                 (ii) the aggregate amount of such Borrowing, which shall be $5,000,000 or a larger multiple of $1,000,000,

                (iii) the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period, and

                 (iv) whether the Money Market Quotes requested are to set forth a Money Market Margin or a Money Market Absolute Rate.

The Borrower may request offers to make Money Market Loans for more than one Interest Period in a single Money Market Quote Request. No Money Market Quote Request shall be given within five Euro-Dollar Business Days (or such other number of days as the Borrower and the Agent may agree) of any other Money Market Quote Request.

             (c) Invitation for Money Market Quotes. Promptly upon receipt of a Money Market Quote Request, the Agent shall send to the Banks by telex or facsimile transmission an Invitation for Money Market Quotes substantially in the form of Exhibit C hereto, which shall constitute an invitation by the Borrower to each Bank to submit Money Market Quotes offering to make the Money Market Loans to which such Money Market Quote Request relates in accordance with this Section.

             (d) Submission and Contents of Money Market Quotes. (i) Each Bank may submit a Money Market Quote containing an offer or offers to make Money Market Loans in response to any Invitation for Money Market Quotes. Each Money Market Quote must comply with the requirements of this subsection (d) and must be submitted to the Agent by telex or facsimile transmission at its offices specified in or pursuant to Section 9.01 not later than (x) 2:00 P.M. (New York City time) on the fourth Euro-Dollar Business Day prior to the proposed date of Borrowing, in the case of a LIBOR Auction or (y) 9:45 A.M. (New York City time) on the proposed date of Borrowing, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Money Market Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective); provided that Money Market Quotes submitted by the Agent (or any affiliate of the Agent) in the capacity of a Bank may be submitted, and may only be submitted, if the Agent or such affiliate notifies the Borrower of the terms of the offer or offers contained therein not later than (x) one hour prior to the deadline for the other Banks, in the case of a LIBOR Auction, or
(y) 15 minutes prior to the deadline for the other Banks, in the case of an Absolute Rate Auction. Subject to Articles III and VI, any Money

Market Quote so made shall be irrevocable except with the written consent of the Agent given on the instructions of the Borrower.

             (ii) Each Money Market Quote shall be in substantially the form of Exhibit D hereto and shall in any case specify:

                     (A)  the proposed date of Borrowing,

                     (B) the principal amount of the Money Market Loan for which each such offer is being made, which principal amount (w) may be greater than or less than the Commitment of the quoting Bank, (x) must be $5,000,000 or a larger multiple of $1,000,000,
             (y) may not exceed the principal amount of Money Market Loans for which offers being made by such quoting Bank may be accepted, and
             (z) may be subject to an aggregate limitation as to the principal amount of Money Market Loans for which offers being made by such quoting Bank may be accepted,

                     (C) in the case of a LIBOR Auction, the margin above or below the applicable London Interbank Offered Rate (the "Money Market Margin") offered for each such Money Market Loan, expressed as a percentage (specified to the nearest 1/10,000th of 1%) to be added to or subtracted from such base rate,

                     (D) in the case of an Absolute Rate Auction, the rate of interest per annum (specified to the nearest 1/10,000th of 1%) (the "Money Market Absolute Rate") offered for each such Money Market Loan, and

                     (E)  the identity of the quoting Bank.

A Money Market Quote may set forth up to five separate offers by the quoting Bank with respect to each Interest Period specified in the related Invitation for Money Market Quotes.

             (iii)  Any Money Market Quote shall be disregarded if it:

                    (A) is not substantially in conformity with Exhibit D hereto or does not specify all of the information required by subsection (d)(ii);

                    (B)  contains qualifying, conditional or  similar language;

                    (C) proposes terms other than or in addition to those set forth in the applicable Invitation for Money Market Quotes; or

                    (D)  arrives after the time set forth in subsection (d)(i).

             (e) Notice to Borrower. The Agent shall promptly notify the Borrower of the terms (x) of any Money Market Quote submitted by a Bank that is in accordance with subsection (d) and (y) of any Money Market Quote that amends, modifies or is otherwise inconsistent with a previous Money Market Quote submitted by such Bank with respect to the same Money Market Quote Request. Any such subsequent Money Market Quote shall be disregarded by the Agent unless such subsequent Money Market Quote is submitted solely to correct a manifest error in such former Money Market Quote. The Agent's notice to the Borrower shall specify (A) the aggregate principal amount of Money Market Loans for which offers have been received for each Interest Period specified in the related Money Market Quote Request, (B) the respective principal amounts and Money Market Margins or Money Market Absolute Rates, as the case may be, so offered and (C) if applicable, limitations on the aggregate principal amount of Money Market Loans for which offers in any single Money Market Quote may be accepted.

             (f) Acceptance and Notice by Borrower. Not later than 10:30 A.M. (New York City time) on (x) the third Euro-Dollar Business Day prior to the proposed date of Borrowing, in the case of a LIBOR Auction or (y) the proposed date of Borrowing, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Money Market Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective), the Borrower shall notify the Agent of its acceptance or non-acceptance of the offers so notified to it pursuant to subsection (e). In the case of acceptance, such notice (a "Notice of Money Market Borrowing") shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The Borrower may accept any Money Market Quote in whole or in part; provided that:

                  (i) the aggregate principal amount of each Money Market Borrowing may not exceed the applicable amount set forth in the related Money Market Quote Request,

                 (ii) the principal amount of each Money Market Borrowing must be $5,000,000 or a larger multiple of $1,000,000,

                (iii) acceptance of offers may only be made on the basis of ascending Money Market Margins or Money Market Absolute Rates, as the case may be, and

                 (iv) the Borrower may not accept any offer that is described in subsection (d)(iii) or that otherwise fails to comply with the requirements of this Agreement.

             (g) Allocation by Agent. If offers are made by two or more Banks with the same Money Market Margins or Money Market Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which such offers are accepted for the related Interest Period, the principal amount of Money Market Loans in respect of which such offers are accepted shall be allocated by the Agent among such Banks as nearly as possible (in multiples of $1,000,000, as the Agent may deem appropriate) in proportion to the aggregate principal amounts of such offers. Determinations by the Agent of the amounts of Money Market Loans shall be conclusive in the absence of manifest error.

             SECTION 2.04.  Notice to Banks; Funding of Loans.

             (a) Upon receipt of a Notice of Borrowing, the Agent shall promptly notify each Bank of the contents thereof and of such Bank's share (if any) of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

             (b) Not later than 12:00 Noon (New York City time) on the date of each Borrowing, each Bank participating therein shall (except as provided in subsection (c) of this Section) make available its share of such Borrowing, in Federal or other funds immediately available in New York City, to the Agent at its address referred to in Section 9.01. Unless the Agent determines that any applicable condition specified in Article III has not been satisfied, the Agent will make the funds so received from the Banks available to the Borrower at the Agent's aforesaid address.

             (c) If any Bank makes a new Loan hereunder on a day on which the Borrower is to repay all or any part of an outstanding Loan from such Bank, such Bank shall apply the proceeds of its new Loan to make such repayment and only an amount equal to the difference (if any) between the amount being borrowed and the amount being repaid shall be made available by such Bank to the Agent as provided in subsection (b), or remitted by the Borrower to the Agent as provided in Section 2.12, as the case may be.

             (d) Unless the Agent shall have received notice from a Bank prior to the date of any Borrowing that such Bank will not make available to the Agent such Bank's share of such Borrowing, the Agent may assume that such Bank has made such share available to the Agent on the date of such Borrowing in accordance with subsections (b) and (c) of this Section 2.04 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such share available to the Agent, such Bank and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at
(i) in the case of the Borrower, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section
2.07 and (ii) in the case of such Bank, the Federal Funds Rate. If such Bank shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Bank's Loan included in such Borrowing for purposes of this Agreement.

             SECTION 2.05. Notes. (a) The Loans of each Bank shall be evidenced by a single Note payable to the order of such Bank for the account of its Applicable Lending Office in an amount equal to the aggregate unpaid principal amount of such Bank's Loans.

             (b) Each Bank may, by notice to the Borrower and the Agent, request that its Loans of a particular type be evidenced by a separate Note in an amount equal to the aggregate unpaid principal amount of such Loans. Each such Note shall be in substantially the form of Exhibit A hereto with appropriate modifications to reflect the fact that it evidences solely Loans of the relevant type. Each reference in this Agreement to the "Note" of such Bank shall be deemed to refer to and include any or all of such Notes, as the context may require.

             (c) Upon receipt of each Bank's Note pursuant to Section 3.01(a), the Agent shall forward such Note to such Bank. Each Bank shall record the date, amount, type and maturity of each Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto, and may, if such Bank so elects in connection with any transfer or enforcement of its Note, endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that the failure of any Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Notes. Each Bank is hereby irrevocably authorized by the Borrower so to endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required.

             SECTION 2.06. Maturity of Loans. Each Loan included in any Borrowing shall mature, and the principal amount thereof shall be due and payable, on the last day of the Interest Period applicable to such Borrowing.

             SECTION 2.07. Interest Rates. (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the Base Rate for such day. Such interest shall be payable for each Interest Period on the last day thereof. Any overdue principal of or interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the Base Rate for such day.

             (b) Each CD Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the CD Margin plus the applicable Adjusted CD Rate; provided that if any CD Loan or any portion thereof shall, as a result of clause (2)(b) of the definition of Interest Period, have an Interest Period of less than 30 days, such portion shall bear interest during such Interest Period at the rate applicable to Base Rate Loans during such period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than 90 days, 90 days after the first day thereof. Any overdue principal of or interest on any CD Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the higher of (i) the sum of the CD Margin plus the Adjusted CD Rate applicable to such Loan and (ii) the Base Rate for such day.

             "CD Margin" means (i) 0.3575% for any day on which Level I Status exists, (ii) 0.400% for any day on which Level II Status exists, (iii) 0.4625% for any day on which Level III Status exists and (iv) 0.550% for any day on which Level IV Status exists.

             The "Adjusted CD Rate" applicable to any Interest Period means a rate per annum determined pursuant to the following formula:

                            [  CDBR    ]*
                 ACDR   =   [----------]  + AR
                            [1.00 - DRP]

                 ACDR   =   Adjusted CD Rate
                 CDBR   =   CD Base Rate
                  DRP   =   Domestic Reserve Percentage
                   AR   =   Assessment Rate

________________________
             * The amount in brackets being rounded upward, if necessary, to the next higher 1/100 of 1%.

             The "CD Base Rate" applicable to any Interest Period is the rate of interest determined by the Agent to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the prevailing rates per annum bid at 10:00 A.M. (New York City time) (or as soon thereafter as practicable) on the first day of such Interest Period by two or more New York certificate of deposit dealers of recognized standing for the purchase at face value from each CD Reference Bank of its certificates of deposit in an amount comparable to the principal amount of the CD Loan of such CD Reference Bank to which such Interest Period applies and having a maturity comparable to such Interest Period.

             "Domestic Reserve Percentage" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of new non-personal time deposits in dollars in New York City having a maturity comparable to the related Interest Period and in an amount of $100,000 or more. The Adjusted CD Rate shall be adjusted automatically on and as of the effective date of any change in the Domestic Reserve Percentage.

             "Assessment Rate" means for any day the annual assessment rate in effect on such day which is payable by a member of the Bank Insurance Fund classified as adequately capitalized and within supervisory subgroup "A" (or a comparable successor assessment risk classification) within the meaning of 12 C.F.R. Section 327.3(d) (or any successor provision) to the Federal Deposit Insurance Corporation (or any successor) for such Corporation's (or such successor's) insuring time deposits at offices of such institution in the United States. The Adjusted CD Rate shall be adjusted automatically on and as of the effective date of any change in the Assessment Rate.

             (c) Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the Euro-Dollar Margin plus the applicable Adjusted London Interbank Offered Rate. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, three months after the first day thereof.

             "Euro-Dollar Margin" means (i) 0.2325% for any day on which Level I Status exists, (ii) 0.275% for any day on which Level II Status exists, (iii) 0.3375% for any day on which Level III Status exists and (iv) 0.425% for any day on which Level IV Status exists.

             The "Adjusted London Interbank Offered Rate" applicable to any Interest Period means a rate per annum equal to the quotient obtained (rounded upward if necessary, to the next higher 1/100 of 1%) by dividing (i) the applicable London Interbank Offered Rate by (ii) 1.00 minus the Euro-Dollar Reserve Percentage.

             The "London Interbank Offered Rate" applicable to any Interest Period means the average (rounded upward, if necessary, to the next higher
1/16 of 1%) of the respective rates per annum at which deposits in dollars are offered to each of the Euro-Dollar Reference Banks in the London interbank market at approximately 11:00 A.M. (London time) two Euro-Dollar Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Euro-Dollar Loan of such Euro-Dollar Reference Bank to which such Interest Period is to apply and for a period of time comparable to such Interest Period.

            "Euro-Dollar Reserve Percentage" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents). The Adjusted London Interbank Offered Rate shall be adjusted automatically on and as of the effective date of any change in the Euro-Dollar Reserve Percentage.

          (d) Any overdue principal of or interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment, at a rate per annum equal to the sum of 2% plus the higher of (i) the sum of the Euro-Dollar Margin plus the Adjusted London Interbank Offered Rate applicable to such Loan and (ii) the Euro-Dollar Margin plus the quotient obtained (rounded upward if necessary, to the next higher 1/100 of 1%) by dividing (x) the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum at which one day (or, if such amount due remains unpaid more than three Euro-Dollar Business Days, then for such other period of time not longer than six months as the Agent may select) deposits in dollars in an amount approximately equal to such overdue payment due to each of the Euro-Dollar Reference Banks are offered to such Euro-Dollar Reference Bank in the London interbank market for the applicable period determined as provided above by (y) 1.00 minus the Euro-Dollar Reserve Percentage (or, if the circumstances described in clause (a) or (b) of Section 8.01 shall exist, at a rate per annum equal to the sum of 2% plus the Base Rate for such day).

          (e) Subject to Section 8.01(a), each Money Market LIBOR Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the London Interbank Offered Rate for such Interest Period (determined in accordance with
Section 2.07(c) as if the related Money Market LIBOR Borrowing were a Committed Euro-Dollar Borrowing) plus (or minus) the Money Market Margin quoted by the Bank making such Loan in accordance with Section 2.03. Each Money Market Absolute Rate Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the Money Market Absolute Rate quoted by the Bank making such Loan in accordance with Section 2.03. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof. Any overdue principal of or interest on any Money Market Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the Base Rate for such day.

             (f) The Agent shall determine each interest rate applicable to the Loans hereunder. The Agent shall give prompt notice to the Borrower and the participating Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

             (g) Each Reference Bank agrees to use its best efforts to furnish quotations to the Agent as contemplated by this Section. If any Reference Bank does not furnish a timely quotation, the Agent shall determine the relevant interest rate on the basis of the quotation or quotations furnished by the remaining Reference Bank or Banks or, if none of such quotations is available on a timely basis, the provisions of Section 8.01 shall apply.

             SECTION 2.08.    Fees.

             (a) Facility Fee. The Borrower shall pay to the Agent for the account of the Banks ratably a facility fee at the Facility Fee Rate. Such facility fee shall accrue (i) from and including December 22, 1993 to but excluding the Termination Date (or earlier date on which the Commitments terminate in their entirety), on the daily aggregate amount of the Commitments (whether used or unused) and (ii) from and including the date on which the Commitments terminate in their entirety to but excluding the date on which the Loans shall be repaid in their entirety, on the daily aggregate outstanding principal amount of the Loans.

             "Facility Fee Rate" means (i) 0.08% per annum for any day on which Level I Status exists, (ii) 0.10% per annum for any day on which Level II Status exists, (iii) 0.1625% per annum for any day on which Level III Status exists and (iv) 0.20% per annum for any day on which Level IV Status exists.

             (b) Commitment Fee. The Borrower shall pay to the Agent for the account of the Banks ratably in proportion to their Commitments a commitment fee at the Commitment Fee Rate on the daily amount by which the aggregate amount of the Commitments exceeds the aggregate outstanding principal amount of the Loans. Such commitment fee shall accrue from and including December 22, 1993 to but excluding the Termination Date (or earlier date on which the Commitments terminate in their entirety).

             "Commitment Fee Rate" means (i) 0.02% per annum for any day on which Level I Status exists, (ii) 0.025% per annum for any day on which Level II Status or Level III Status exists and (iii) 0.05% per annum for any day on which Level IV Status exists.

             (c) Payments. Accrued fees under this Section shall be payable quarterly on each March 15, June 15, September 15 and December 15, commencing March 15, 1994, and upon the date on which the Commitments terminate in their entirety (and, if later, the date the Loans shall be repaid in their entirety).

             SECTION 2.09. Optional Termination or Reduction of Commitments. The Borrower may, upon at least three Domestic Business Days' notice to the Agent, (i) terminate the Commitments at any time, if no Loans are outstanding at such time or (ii) ratably reduce from time to time by an aggregate amount of $10,000,000 or any larger multiple thereof, the aggregate amount of the Commitments in excess of the aggregate outstanding principal amount of the Loans.

             SECTION 2.10. Mandatory Termination of Commitments. The Commitments shall terminate on the Termination Date, and any Loans then outstanding (together with accrued interest thereon) shall be due and payable on such date.

             SECTION 2.11. Optional Prepayments. (a) The Borrower may (i) upon at least one Domestic Business Day's notice to the Agent, prepay any Base Rate Borrowing (or any Money Market Borrowing bearing interest at the Base Rate pursuant to Section 8.01(a)) and (ii) upon at least three Euro-Dollar Business Days' notice to the Agent, subject to Section 2.13, prepay any CD Borrowing or Euro-Dollar Borrowing, in whole at any time, or from time to time in part in amounts aggregating $5,000,000 or any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Banks included in such Borrowing.

             (b) Except as provided in Section 8.02, the Borrower may not prepay all or any portion of the principal amount of any Money Market Loan (except a Money Market Loan bearing interest at the Base Rate pursuant to Section 8.01(a)) prior to the maturity thereof.

             (c) Upon receipt of a notice of prepayment pursuant to this Section, the Agent shall promptly notify each Bank of the contents thereof and of such Bank's ratable share (if any) of such prepayment and such notice shall not thereafter be revocable by the Borrower.

             SECTION 2.12. General Provisions as to Payments. (a) The Borrower shall make each payment of principal of, and interest on, the Loans and of fees hereunder, not later than 12:00 Noon (New York City time) on the date when due, in Federal or other funds immediately available in New York City, to the Agent at its address referred to in Section 9.01. The Agent will promptly distribute to each Bank its ratable share of each such payment received by the Agent for the account of the Banks. Whenever any payment of principal of, or interest on, the Domestic Loans or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day. Whenever any payment of principal of, or interest on, the Money Market Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

             (b) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that the Borrower shall not have so made such payment, each Bank shall repay to the Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such

Bank until the date such Bank repays such amount to the Agent, at the Federal Funds Rate.

             SECTION 2.13. Funding Losses. If the Borrower makes any payment of principal with respect to any Fixed Rate Loan (pursuant to Section 2.11, Article VI or VIII or otherwise) on any day other than the last day of the Interest Period applicable thereto, or the last day of an applicable period fixed pursuant to Section 2.07(d), or if the Borrower fails to borrow any Fixed Rate Loans after notice has been given to any Bank in accordance with Section 2.04(a), the Borrower shall reimburse each Bank within 15 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or failure to borrow, provided that such Bank shall have delivered to the Borrower a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

             SECTION 2.14. Computation of Interest and Fees. Interest based on the Prime Rate hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).


                                  ARTICLE III
                                   CONDITIONS

             SECTION 3.01. Closing. The closing hereunder shall occur upon receipt by the Agent of the following documents, each dated the Closing Date unless otherwise indicated:

             (a) a duly executed Note for the account of each Bank dated on or before the Closing Date complying with the provisions of Section 2.05;

             (b) an opinion of Gibson, Dunn & Crutcher, counsel for the Borrower, substantially in the form of Exhibit E hereto and an opinion of Francis R. Tunney, Jr., Esq., Corporate Vice President and General Counsel of the Borrower, substantially in the form of Exhibit F hereto, each such opinion to cover such additional matters relating to the transactions contemplated hereby as the Required Banks may reasonably request;

             (c) an opinion of Davis Polk & Wardwell, special counsel for the Agent, substantially in the form of Exhibit G hereto and covering such additional matters relating to the transactions contemplated hereby as the Required Banks may reasonably request;

             (d) evidence satisfactory to the Agent that the commitments of the banks under the Existing Credit Agreement have been terminated and all loans (if any) outstanding under the Existing Credit Agreement, together with all interest (if any) and fees accrued thereunder, have been paid in full or arrangements satisfactory to the Agent for such payment have been made; and

             (e) all documents the Agent may reasonably request relating to the existence of the Borrower, the corporate authority for and the validity of this Agreement and the Notes, and any other matters relevant hereto, all in form and substance satisfactory to the Agent.

The Agent shall promptly notify the Borrower and the Banks of the Closing Date, and such notice shall be conclusive and binding on all parties hereto.

             SECTION 3.02. Borrowings. The obligation of any Bank to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

             (a) the fact that the Closing Date shall have occurred on or prior to December 31, 1993;

             (b)  receipt by the Agent of a Notice of Borrowing as required by
    Section 2.02 or 2.03, as the case may be;

             (c) the fact that, immediately after such Borrowing, the aggregate outstanding principal amount of the Loans will not exceed the aggregate amount of the Commitments;

             (d) the fact that, immediately before and after such Borrowing, no Default shall have occurred and be continuing; and

             (e) the fact that the representations and warranties of the Borrower contained in this Agreement shall be true on and as of the date of such Borrowing; provided that, in the case of a Refunding Borrowing, this clause (e) shall not apply to (i) the representations and warranties set forth in Sections 4.04(c) and 4.05 insofar as they relate to any matter which has theretofore been disclosed in writing by the Borrower to the Banks or (ii) the representation and warranty set forth in Section 4.13 insofar as it relates to claimed rights that are not actual rights.

Each Borrowing hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing as to the facts specified in clauses
(c), (d) and (e) of this Section.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

             The Borrower represents and warrants that:

             SECTION 4.01. Corporate Existence and Power. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

             SECTION 4.02. Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by the Borrower of this Agreement and the Notes are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official under any provision of law or regulation applicable to the Borrower, and do not contravene, or constitute a default under, any provision of law or regulation applicable to the Borrower or of the restated certificate of incorporation or by-laws of the Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or any of its Subsidiaries or result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

             SECTION 4.03. Binding Effect. This Agreement constitutes a valid and binding agreement of the Borrower and the Notes, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the Borrower.

             SECTION 4.04.  Financial Information.

             (a) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of December 31, 1992 and the related consolidated statements of earnings and cash flows for the fiscal year then ended, reported on by KPMG Peat Marwick, a copy of which has been delivered to each of the Banks, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

             (b) The unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of September 30, 1993 and the related unaudited consolidated statements of earnings and cash flows for the nine months then ended, a copy of which has been delivered to each of the Banks, fairly present, in conformity with generally accepted accounting principles applied on a basis consistent with the financial statements referred to in subsection (a) of this Section, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such nine-month period (subject to normal year-end adjustments).

             (c) Since September 30, 1993 there has been no material adverse change in the business, financial position, assets, liabilities or results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole.

             SECTION 4.05. Litigation. There is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting, the Borrower or any of its Subsidiaries before any Governmental Authority in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business or consolidated financial position of the Borrower and its Subsidiaries, taken as a whole, or which in any manner draws into question the validity of this Agreement or the Notes.

             SECTION 4.06. Compliance with ERISA. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under
Section 412 of the

Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

             SECTION 4.07.    Environmental Matters.   In the ordinary course
of its business, the Borrower conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of the Borrower and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, any costs or liabilities in connection with off-site disposal of wastes or Hazardous Substances, and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, the Borrower has reasonably concluded that such associated liabilities and costs, including the costs of compliance with Environmental Laws, are unlikely to have a Materially Adverse Effect.

             SECTION 4.08. Taxes. United States Federal income tax returns of the Borrower and its Subsidiaries have been examined and closed through the fiscal year ended December 31, 1986. The Borrower and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary, except assessments which are being contested in good faith and as to which adequate reserves have been provided. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes or other governmental charges are, in the reasonable opinion of the Borrower, adequate.

             SECTION 4.09. Not an Investment Company. The Borrower is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

             SECTION 4.10. Full Disclosure. All Information (as defined below) heretofore furnished by the Borrower is, and all Information hereafter furnished by the Borrower will be, true and accurate in all material respects on the date as of which such Information is dated or certified (except for any projections included therein, which projections shall have provided reasonable estimations of future performance for the periods covered thereby subject to the uncertainty and approximation inherent in any projections) and not incomplete by omitting to state anything necessary to make such Information not misleading at such time except to the extent later Information could reasonably have been expected to supersede earlier Information. As used in this Section, the term "Information" means (i) the information set forth in the Borrower's report on Form 10-K for its fiscal year ended December 31, 1992 and in all subsequent reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and registration statements (excluding exhibits thereto and any registration statements on Form S-8 or its equivalent) which the Borrower shall have filed with the SEC and (ii) all other information furnished by the Borrower to the Agent or any Bank for purposes of or in connection with this Agreement, but only if such other information is (x) financial information, (y) furnished in writing to all the Banks or to the Agent for distribution to all the Banks or
(z) furnished at a meeting to which all the Banks were invited.

             SECTION 4.11. Subsidiaries. Each of the Borrower's corporate Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except where failures to obtain such licenses, authorizations, consents and approvals would not, in the aggregate, have a Materially Adverse Effect.

             SECTION 4.12. Good Title to Properties. The Borrower and its Subsidiaries have good and marketable title to their respective properties and assets (except properties and assets that, in the aggregate, are not material to the Borrower and its Subsidiaries taken as a whole), subject to no Liens of any kind, except such as would be permitted under Section 5.10.

             SECTION 4.13. Trademarks, Patents, etc. Except as disclosed to the Banks in Exhibit I hereto, the Borrower and its Subsidiaries possess trademarks, trade names, copyrights, patents and licenses, or rights in any thereof, adequate in all material respects for the conduct of their business (taken as a whole) as now conducted, without material conflict with the rights or, to the best knowledge of the Borrower, any claimed rights of others.

                                   ARTICLE V
                                   COVENANTS

             The Borrower agrees that, so long as any Bank has any Commitment hereunder or any amount payable under any Note remains unpaid:

             SECTION 5.01. Information. The Borrower will deliver to each of the Banks:

             (a) as soon as available and in any event within 105 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of earnings and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner acceptable to the SEC by KPMG Peat Marwick or other independent public accountants of nationally recognized standing;

             (b) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, an unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter and the related unaudited consolidated statements of earnings and cash flows for such quarter and for the portion of the Borrower's fiscal year ended at the end of such quarter, setting forth in the case of such earnings and cash flows in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower's previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by the chief financial officer or the chief accounting officer of the Borrower;

             (c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and

    (b) above, a certificate of the chief financial officer or the chief accounting officer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections 5.07 to 5.10, inclusive, on the date of such financial statements (including, without limitation, the amount of Irish Affiliate Cash) and (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

             (d) simultaneously with the delivery of each set of financial statements referred to in clause (a) above, a statement of the firm of independent public accountants which reported on such statements (i) stating whether anything has come to their attention to cause them to believe that any Default existed on the date of such statements and (ii) confirming the calculations set forth in the officer's certificate delivered simultaneously therewith pursuant to clause (c) above;

             (e) within five days after any officer of the Borrower obtains knowledge of any Default, if such Default is then continuing, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

             (f) promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

             (g) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Borrower shall have filed with the SEC;

             (h) if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or
    (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take;

             (i) promptly upon any officer of the Borrower obtaining knowledge thereof, notice of any actual or proposed change in the rating of the Borrower's outstanding senior unsecured long term debt securities by S&P or Moody's; and

             (j) from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries as the Agent, at the request of any Bank, may reasonably request.

             SECTION 5.02. Payment of Obligations. The Borrower will pay and discharge, or will cause its Subsidiaries to pay and discharge, at or before maturity (or the expiration of any applicable grace period, as the case may be), all Material Debt and all other material obligations and liabilities, including, without limitation, tax liabilities, except where the same may be contested in good faith by appropriate proceedings, and will maintain, and will cause each Subsidiary to maintain, in accordance with generally accepted accounting principles, appropriate reserves (on a consolidated basis) for the accrual of any of the same.

             SECTION 5.03. Maintenance of Property; Insurance. (a) The Borrower will keep, and will cause each Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted; provided that Borrower and its Subsidiaries shall not be required to maintain any property or properties which are, in the reasonable opinion of the Borrower, not material to the business of the Borrower and its Consolidated Subsidiaries taken as a whole.

             (b) The Borrower and its Subsidiaries will maintain (i) physical damage insurance on all their real and personal properties (except properties that, in aggregate, are not material to the Borrower and its Subsidiaries taken as a whole) on an all risks basis (including the perils of flood and quake), covering the repair and replacement cost of all such property and consequential loss coverage for business interruption and extra expense, and (ii) public liability insurance (including products/completed operations liability coverage) in an amount not less than that which is usually insured against by companies engaged in the same or a similar business in the same general area. All such insurance shall be provided by insurers having an A.M. Best policyholders rating of not less than B+ or such other insurers as the Required Banks may approve in writing. The Borrower will deliver to the Banks, upon request of any Bank through the Agent, from time to time full information as to the insurance carried.

             SECTION 5.04. Conduct of Business and Maintenance of Existence. The Borrower will continue, and will cause its Subsidiaries to continue, to engage in business of the same general type as now conducted by the Borrower and its Subsidiaries, and will preserve, renew and keep in full force and effect, and will cause each Subsidiary to preserve, renew and keep in full force and effect, their respective corporate existences and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business; provided that the foregoing shall not prevent any Subsidiary from terminating its corporate existence or prevent the Borrower or any Subsidiary from discontinuing any business or any right, privilege or franchise, if all such terminations and discontinuances, in the aggregate, would not in the reasonable opinion of the Borrower have a Materially Adverse Effect.

             SECTION 5.05. Compliance with Laws. The Borrower will comply, and cause each Subsidiary to comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of Governmental Authorities (including, without limitation, ERISA, environmental, and food and drug, and the rules and regulations under each of the foregoing) except where (i) the necessity of compliance therewith is contested in good faith by appropriate proceedings or (ii) noncompliance therewith would not, in the aggregate, have a Materially Adverse Effect.

             SECTION 5.06. Inspection of Property, Books and Records. The Borrower will keep, and will cause each Subsidiary to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each Subsidiary to permit, representatives of any Bank at such Bank's expense to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, all at such reasonable times and as often as may reasonably be desired.

             SECTION 5.07. Subsidiary Debt. The Borrower will not permit any Subsidiary to incur or suffer to exist any Debt (excluding Debt owed to the Borrower or a Wholly-Owned Subsidiary) in excess of $50,000,000 outstanding at any time in the aggregate for all Subsidiaries.

             SECTION 5.08. Debt to Capitalization. The ratio of (i) Consolidated Debt less Irish Affiliate Cash to (ii) Consolidated Debt less Irish Affiliate Cash plus Adjusted Consolidated Net Worth will at no time be greater than 0.45:1.

             SECTION 5.09. Minimum Consolidated Net Worth. Consolidated Net Worth will at no time be less than $417,000,000; provided that the foregoing amount shall be increased (i) on December 31, 1993, by 50% of Consolidated Net Income (if positive) for the Borrower's fiscal quarter then ended, (ii) at the end of each of the Borrower's fiscal years ending after December 31, 1993, by 50% of Consolidated Net Income (if positive) for such fiscal year and (iii) 100% of the amount by which Consolidated Net Worth is increased from time to time after September 30, 1993 as a result of the issuance or sale of the Borrower's capital stock.

             SECTION 5.10. Negative Pledge. Neither the Borrower nor any Consolidated Subsidiary will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

             (a) Liens existing on the date of this Agreement securing Debt outstanding on the date of this Agreement in an aggregate principal amount not exceeding $20,000,000;

             (b) any Lien existing on any asset of any corporation at the time such corporation becomes a Subsidiary and not created in contemplation of such event;

             (c) any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset, provided that such Lien attaches to such asset concurrently with or within 90 days after the acquisition thereof;

             (d) any Lien on any asset of any corporation existing at the time such corporation is merged or consolidated with or into the Borrower or a Subsidiary and not created in contemplation of such event;

             (e) any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Subsidiary and not created in contemplation of such acquisition;

             (f) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section, provided that such Debt is not increased and is not secured by any additional assets;

             (g) Liens for taxes, assessments or governmental charges or levies on its property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided for;

             (h) Liens imposed by law, such as landlords', carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due;

             (i) Liens arising out of statutory pledges or deposits under applicable law relating to worker's compensation, unemployment insurance, social security or similar obligations;

             (j) utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of similar nature and which do not in any material way adversely affect or interfere with the use thereof in the business of the Borrower and its Subsidiaries;

             (k) banker's liens in the nature of rights of set-off arising in the ordinary course of business;

             (l) Liens not otherwise permitted by the foregoing clauses of this Section, arising in the ordinary course of its business, which (i) do not secure Debt, (ii) do not secure any obligation in an amount individually or in the aggregate exceeding $50,000,000 and (iii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business; and

             (m) Liens not otherwise permitted by the foregoing clauses of this Section securing Debt in an aggregate principal amount at any time outstanding not to exceed 15% of Consolidated Net Worth.

             SECTION 5.11. Consolidations, Mergers and Sales of Assets. The Borrower will not consolidate or merge with or into any other Person; provided that the Borrower may merge with a Person if (A) the Borrower is the corporation surviving such merger and (B) immediately after giving effect to any such merger, no Default shall have occurred and be continuing and all the representations and warranties of the Borrower contained in this Agreement shall be true. The Borrower will not, and will not permit its Subsidiaries to, sell, lease or otherwise transfer, directly or indirectly, all or any substantial part of the assets of the Borrower and its Subsidiaries, taken as a whole, to any other Person.

             SECTION 5.12. Use of Proceeds. The proceeds of the Loans made under this Agreement will be used by the Borrower for general corporate purposes, including the backstop of commercial paper. None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock.

             SECTION 5.13. Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, enter into any material transaction, whether or not in the ordinary course of business, with any Affiliate other than on terms and conditions at least as favorable to the Borrower, or the affected Subsidiary, as those that would be obtained through an arm's length negotiation with an unaffiliated third party.


                                   ARTICLE VI
                                    DEFAULTS

             SECTION 6.01. Events of Default. If one or more of the following events ("Events of Default") shall have occurred and be continuing:

             (a) the Borrower shall fail to pay when due any principal of or interest on any Loan, any fees or any other amount payable hereunder, which failure, in the case of interest or fees or amounts other than principal of any Loan, continues for three Domestic Business Days;

             (b) the Borrower shall fail to observe or perform any covenant contained in Sections 5.07 to 5.13, inclusive;

             (c) the Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause
    (a) or (b) above) for 30 days after written notice thereof has been given to the Borrower by the Agent at the request of any Bank;

             (d) any representation, warranty, certification or statement made by the Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made);

             (e) the Borrower or any Subsidiary shall fail to make any payment in respect of any Material Debt when due or within any applicable grace period;

             (f) any event or condition shall occur which results in the acceleration of the maturity of any Material Debt or enables (or with the giving of notice or lapse of time or both, would enable) the holder of such Debt or any Person acting on such holder's behalf to accelerate the maturity thereof;

             (g) the Borrower or any Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

             (h) an involuntary case or other proceeding shall be commenced against the Borrower or any Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

             (i) any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $5,000,000 which it shall have become liable to pay to the PBGC or a Plan under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219 (c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $5,000,000;

             (j) a judgment or order for the payment of money in excess of $25,000,000 shall be rendered against the Borrower or any Subsidiary and such judgment or order shall continue unsatisfied and unstayed for a period of 30 days; or

             (k) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 25% or more of the outstanding shares of common stock of the Borrower; or individuals who, as of the Effective Date, constitute the board of directors of the Borrower (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Borrower's board of directors, provided that any person becoming a director after the Effective Date whose election, or nomination for election by the Borrower's stockholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Directors (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election or removal of directors of the Borrower) shall, for the purposes of this Agreement, be considered as though such person were an Incumbent Director;

then, and in every such event, the Agent shall (i) if requested by Banks having more than 50% in aggregate amount of the Commitments, by notice to the Borrower terminate the Commitments and they shall thereupon terminate, and (ii) if requested by Banks holding Notes evidencing more than 50% in aggregate principal amount of the Loans, by notice to the Borrower declare the Notes (together with accrued interest thereon) to be, and the Notes shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that in the case of any of the Events of Default specified in clause
(g) or (h) above with respect to the Borrower, without any notice to the Borrower or any other act by the Agent or the Banks, the Commitments shall thereupon terminate and the Notes (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

             SECTION 6.02. Notice of Default. The Agent shall give notice to the Borrower under Section 6.01(c) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.

                                  ARTICLE VII
                                   THE AGENT

             SECTION 7.01. Appointment and Authorization. Each Bank irrevocably appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the Notes as are delegated to the Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.

             SECTION 7.02. Agent and Affiliates. Morgan Guaranty Trust Company of New York shall have the same rights and powers under this Agreement as any other Bank and may exercise or refrain from exercising the same as though it were not the Agent, and Morgan Guaranty Trust Company of New York and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or affiliate of the Borrower as if it were not the Agent hereunder.

             SECTION 7.03. Action by Agent. The obligations of the Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article VI.

             SECTION 7.04. Consultation with Experts. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

             SECTION 7.05. Liability of Agent. Neither the Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Banks or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower; (iii) the satisfaction of any condition specified in Article III, except receipt of items required to be delivered to the Agent; or (iv) the validity, effectiveness or genuineness of this Agreement, the Notes or any other instrument or writing furnished in connection herewith. The Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex or similar writing) believed by it to be genuine or to be signed by the proper party or parties.

             SECTION 7.06. Indemnification. Each Bank shall, ratably in accordance with its Commitment, indemnify the Agent, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees' gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with this Agreement or any action taken or omitted by such indemnitees hereunder.

             SECTION 7.07. Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Agent, the Co- Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

             SECTION 7.08. Successor Agent. The Agent may resign at any time by giving notice thereof to the Banks and the Borrower. Upon any such resignation, the Required Banks shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 30 days after the retiring Agent gives notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $50,000,000. Upon the acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.

             SECTION 7.09. Agent's Fee. The Borrower shall pay to the Agent for its own account fees in the amounts and at the times previously agreed upon between the Borrower and the Agent.

             SECTION 7.10. Co-Agent. The Co-Agent shall have no duties or responsibilities hereunder.

                                  ARTICLE VIII
                            CHANGE IN CIRCUMSTANCES

             SECTION 8.01. Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for any Fixed Rate Borrowing:

             (a) the Agent is advised by the Reference Banks that deposits in dollars (in the applicable amounts) are not being offered to the Reference Banks in the relevant market for such Interest Period, or

             (b) in the case of a Committed Borrowing, Banks having 50% or more of the aggregate amount of the Commitments advise the Agent that the Adjusted CD Rate or the Adjusted London Interbank Offered Rate, as the case may be, as determined by the Agent will not adequately and fairly reflect the cost to such Banks of funding their CD Loans or Euro-Dollar Loans, as the case may be, for such Interest Period, the Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Banks to make CD Loans or Euro-Dollar Loans, as the case may be, shall be suspended. Unless the Borrower notifies the Agent at least two Domestic Business Days before the date of any Fixed Rate Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, (i) if such Fixed Rate Borrowing is a Committed Borrowing, such Borrowing shall instead be made as a Base

Rate Borrowing and (ii) if such Fixed Rate Borrowing is a Money Market LIBOR Borrowing, the Money Market LIBOR Loans comprising such Borrowing shall bear interest for each day from and including the first day to but excluding the last day of the Interest Period applicable thereto at the Base Rate for such day.

             SECTION 8.02. Illegality. If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Euro-Dollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Bank (or its Euro-Dollar Lending Office) to make, maintain or fund its Euro-Dollar Loans and such Bank shall so notify the Agent, the Agent shall forthwith give notice thereof to the other Banks and the Borrower, whereupon until such Bank notifies the Borrower and the Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make Euro-Dollar Loans shall be suspended. Before giving any notice to the Agent pursuant to this Section, such Bank shall designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such Bank shall determine that it may not lawfully continue to maintain and fund any of its outstanding Euro-Dollar Loans to maturity and shall so specify in such notice, the Borrower shall immediately prepay in full the then outstanding principal amount of each such Euro-Dollar Loan, together with accrued interest thereon. Concurrently with prepaying each such Euro-Dollar Loan, the Borrower shall borrow a Base Rate Loan in an equal principal amount from such Bank (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Banks), and such Bank shall make such a Base Rate Loan.

             SECTION 8.03. Increased Cost and Reduced Return. (a) If on or after (x) the date hereof, in the case of any Committed Loan or any obligation to make Committed Loans or (y) the date of the related Money Market Quote, in the case of any Money Market Loan, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding (i) with respect to any CD Loan any such requirement included in an applicable Domestic Reserve Percentage and (ii) with respect to any Euro-Dollar Loan any such requirement included in an applicable Euro-Dollar Reserve Percentage), special deposit, insurance assessment (excluding, with respect to any CD Loan, any such requirement reflected in an applicable Assessment Rate) or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable Lending Office) or shall impose on any Bank (or its Applicable Lending Office) or on the United States market for certificates of deposit or the London interbank market any other condition affecting its Fixed Rate Loans, its Note or its obligation to make Fixed Rate Loans and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making or maintaining any Fixed Rate Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under its Note with respect thereto, by an amount deemed by such Bank to be material, then, within 15 days after demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction.

             (b) If any Bank shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank's obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction, provided that no such demand by any Bank shall include any period commencing earlier than 90 days prior to the date of demand.

             (c) Each Bank will promptly notify the Borrower and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

             SECTION 8.04. Taxes. (a) Any and all payments by the Borrower to or for the account of any Bank or the Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank and the Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Bank or the Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Bank, taxes imposed on its income, and franchise or similar taxes imposed on it, by the jurisdiction of such Bank's Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Bank or the Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 8.04) such Bank or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Borrower shall furnish to the Agent, at its address referred to in Section 9.01, the original or a certified copy of a receipt evidencing payment thereof, and, if such receipt relates to Taxes in respect of a sum payable to any Bank, the Agent shall promptly deliver such original or certified copy to such Bank.

             (b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, or charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note (hereinafter referred to as "Other Taxes").

             (c) The Borrower agrees to indemnify each Bank and the Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 8.04) paid by such Bank or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 15 days from the date such Bank or the Agent (as the case may be) makes demand therefor.

             (d) Each Bank organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Bank listed on the signature pages hereof and on or prior to the date on which it becomes a Bank in the case of each other Bank, and from time to time thereafter if requested in writing by the Borrower (but only so long as such Bank remains lawfully able to do so), shall provide the Borrower with Internal Revenue Service form 1001 or 4224, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Bank is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States. If the form provided by a Bank at the time such Bank first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from "Taxes" as defined in Section 8.04(a).

             (e) For any period with respect to which a Bank has failed to provide the Borrower with the appropriate form pursuant to Section 8.04(d) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which a form originally was required to be provided), such Bank shall not be entitled to indemnification under Section 8.04(a) with respect to Taxes imposed by the United States; provided, that should a Bank, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes.

             (f) If the Borrower is required to pay additional amounts to or for the account of any Bank pursuant to this Section 8.04, then such Bank will change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Bank, is not otherwise disadvantageous to such Bank.

             SECTION 8.05. Base Rate Loans Substituted for Affected Fixed Rate Loans. If (i) the obligation of any Bank to make Euro-Dollar Loans has been suspended pursuant to Section 8.02 or (ii) any Bank has demanded compensation under Section 8.03 or 8.04 with respect to its CD Loans or Euro-Dollar Loans and the Borrower shall, by at least five Euro-Dollar Business Days' prior notice to such Bank through the Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist:

             (a) all Loans which would otherwise be made by such Bank as CD Loans or Euro-Dollar Loans, as the case may be, shall be made instead as Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Fixed Rate Loans of the other Banks), and

             (b) after each of its CD Loans or Euro-Dollar Loans, as the case may be, has been repaid, all payments of principal which would otherwise be applied to repay such Fixed Rate Loans shall be applied to repay its Base Rate Loans instead.

             SECTION 8.06. HLT Classification. If, after the date hereof, the Agent determines that, or the Agent is advised by any Bank that such Bank has received notice from any governmental authority, central bank or comparable agency having jurisdiction over such Bank that, Loans hereunder are classified as a "highly leveraged transaction" (an "HLT Classification"), the Agent shall promptly give notice of such HLT Classification to the Borrower and the other Banks. The Agent, the Banks and the Borrower shall commence negotiations in good faith to agree on the extent to which fees, interest rates and/or margins hereunder should be increased so as to reflect such HLT Classification. If the Borrower and Banks having more than 50% in aggregate amount of the Commitments agree on the amount of such increase or increases, this Agreement may be amended to give effect to such increase or increases as provided in
Section 9.05. If the Borrower and Banks having more than 50% in aggregate amount of the Commitments fail to so agree within 45 days after notice is given by the Agent as provided above, then the Agent shall, if requested by Banks having 50% or more in aggregate amount of the Commitments, by notice to the Borrower terminate the Commitments and they shall thereupon terminate and the Borrower shall repay each outstanding Loan at the end of the Interest Period applicable thereto. The Banks acknowledge that an HLT Classification is not a Default or an Event of Default hereunder.

             SECTION 8.07. Substitution of Bank. If (i) the obligation of any Bank to make Euro-Dollar Loans has been suspended pursuant to Section 8.02 or
(ii) any Bank has demanded compensation under Section 8.03 or 8.04, the Borrower shall have the right, with the assistance of the Agent, to seek a mutually satisfactory substitute bank or banks ("Substitute Banks") (which may be one or more of the Banks) to purchase the Committed Loans and assume the Commitment of such Bank (the "Exiting Bank"). The Exiting Bank shall, upon reasonable notice and payment to it of the purchase price agreed between it and the Substitute Bank or Banks (or, failing such agreement, a purchase price equal to the outstanding principal amount of its Committed Loans and interest accrued thereon to but excluding the date of payment), assign all of its rights and obligations under this Agreement and the Notes (including its Commitment but excluding its Money Market Loans, if any, unless it otherwise agrees) to the Substitute Bank or Banks, and the Substitute Bank or Banks shall assume such rights and obligations, in accordance with Section 9.06(c) hereof. In connection with any such sale, the Borrower shall compensate the Exiting Bank for any funding losses as provided in Section 2.13 and pay to the Exiting Bank its facility and commitment fees accrued to but excluding the date of such sale.

                                   ARTICLE IX
                                 MISCELLANEOUS

             SECTION 9.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrower or the Agent, at its address or telex number set forth on the signature pages hereof, (y) in the case of any Bank, at its address or telex number set forth in its Administrative Questionnaire or (z) in the case of any party, such other address or telex number as such party may hereafter specify for the purpose by notice to the Agent and the Borrower. Each such notice, request or other communication shall be effective (i) if given by telex, when such telex is transmitted to the telex number specified in this Section and the appropriate answerback is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Agent under
Article II or Article VIII shall not be effective until received.

             SECTION 9.02. No Waivers. No failure or delay by the Agent or any Bank in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

             SECTION 9.03. Expenses; Indemnification. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses of the Agent, including reasonable fees and disbursements of special counsel for the Agent, in connection with the preparation and administration of this Agreement, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder and (ii) if an Event of Default occurs, all out-of-pocket expenses incurred by the Agent or any Bank, including fees and disbursements of counsel (including, without limitation, the allocated costs of in-house counsel), in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

             (b) The Borrower agrees to indemnify the Agent and each Bank, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an "Indemnitee") and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel (including, without limitation, the reasonable allocated costs of in-house counsel), which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of this Agreement or any actual or proposed use of proceeds of Loans hereunder; provided that no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee's own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

             SECTION 9.04. Sharing of Set-Offs. Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Note held by it which is greater than the proportion received by any other Bank in respect of the aggregate amount of principal and interest due with respect to any Note held by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Notes held by the other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Notes held by the Banks shall be shared by the Banks pro rata; provided that nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness under the Notes. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Note, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

             SECTION 9.05. Amendments and Waivers. Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Banks (and, if the rights or duties of the Agent are affected thereby, by the Agent); provided that no such amendment or waiver shall, unless signed by all the Banks, (i) increase or decrease the Commitment of any Bank (except for a ratable decrease in the Commitments of all Banks) or subject any Bank to any additional obligation, (ii) reduce the principal of or rate of interest on any Loan or any fees hereunder, except as provided below, (iii) postpone the date fixed for any payment of principal of or interest on any Loan or any fees hereunder or for any reduction or termination of any Commitment or (iv) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement; and provided, further, that this Agreement may be amended to give effect to any increased fees, interest rates and/or margins agreed upon pursuant to Section 8.06 or to reduce or rescind any such increases previously agreed upon pursuant to Section 8.06, if such amendment is in writing and is signed by the Borrower and Banks having more than 50% in aggregate amount of the Commitments.

             SECTION 9.06. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all Banks.

             (b) Any Bank may at any time grant to one or more banks or other institutions (each a "Participant") participating interests in its Commitment or any or all of its Loans. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Borrower and the Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause
(i), (ii) or (iii) of Section 9.05 without the consent of the Participant. The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article VIII with respect to its participating interest. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

             (c) Any Bank may at any time assign to one or more banks or other institutions (each an "Assignee") all, or a proportionate part of all, of its rights and obligations under this Agreement and the Notes, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit H hereto executed by such Assignee and such transferor Bank, with (and subject to) the subscribed consent of the Borrower and the Agent; provided that if an Assignee is an affiliate of such transferor Bank, no such consent shall be required; and provided further that such assignment may, but need not, include rights of the transferor Bank in respect of outstanding Money Market Loans. Upon execution and delivery of such an instrument and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Bank, the Agent and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to the Assignee. In connection with any such assignment, the transferor Bank shall pay to the Agent an administrative fee for processing such assignment in the amount of $2,500. If the Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to the Borrower and the Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 8.04.

             (d) Any Bank may at any time assign all or any portion of its rights under this Agreement and its Note to a Federal Reserve Bank. No such assignment shall release the transferor Bank from its obligations hereunder.

             (e) No Assignee, Participant or other transferee of any Bank's rights shall be entitled to receive any greater payment under Section 8.03 or
8.04 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower's prior written consent or by reason of the provisions of Section 8.02, 8.03 or 8.04 requiring such Bank to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

             SECTION 9.07. Collateral. Each of the Banks represents to the Agent and each of the other Banks that it in good faith is not relying upon any Margin Stock as collateral in the extension or maintenance of the credit provided for in this Agreement.

             SECTION 9.08. Existing Credit Agreement. Each of the parties hereto agrees that the "Commitments" of the banks under the Existing Credit Agreement will terminate on the Closing Date without any further notice to or action by any of the parties thereto.

             SECTION 9.09. Governing Law; Submission to Jurisdiction. This Agreement and each Note shall be governed by and construed in accordance with the laws of the State of New York. The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

             SECTION 9.10. Counterparts; Integration; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective upon receipt by the Agent of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Agent in form satisfactory to it of telegraphic, telex or other written confirmation from such party of execution of a counterpart hereof by such party).

             SECTION 9.11. WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE AGENT AND THE BANKS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

             IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                             ALLERGAN, INC.


                                             By _______________________________
                                                Title: Corporate Vice President
                                                       Chief Financial Officer
                                                2525 Dupont Drive
                                                Irvine, California  92715-1599
                                                Telex Number:

Commitments

$17,250,000                           MORGAN GUARANTY TRUST COMPANY
                                        OF NEW YORK


                                      By      CHARLES R. PARDUE
                                         ---------------------------
                                         Title: Associate


$15,000,000                           J.P. MORGAN DELAWARE



                                      By       DAVID J. MORRIS
                                         ---------------------------
                                         Title: Vice President


$30,750,000                           BANK OF AMERICA NATIONAL TRUST
                                      AND SAVINGS ASSOCIATION



                                      By       YVONNE C. DENNIS
                                         ---------------------------
                                         Title: Vice President


$30,750,000                           CITICORP USA, INC.



                                      By       BARBARA A. COHEN
                                         ---------------------------
                                         Title: Vice President


$18,750,000                           ABN AMRO BANK N.V.
                                      LOS ANGELES INTERNATIONAL
                                      BRANCH


                                      By
                                         ---------------------------
                                         Title: Vice President


                                      By
                                         ---------------------------
                                         Title: Corporate Banking Officer

$18,750,000                           UNION BANK OF SWITZERLAND



                                      By      THOMAS G. JACKSON
                                         ---------------------------
                                         Title: Vice President



                                      By       L. SCOTT SOMMERS
                                         ---------------------------
                                         Title: Vice President


$18,750,000                           WACHOVIA BANK OF GEORGIA, N.A.



                                      By
                                         ---------------------------
                                         Title: Assistant Vice President



Total Commitments

$150,000,000                          MORGAN GUARANTY TRUST COMPANY
                                        OF NEW YORK, as Agent



                                      By     CHARLES R. PARDUE
                                         --------------------------
                                         Title: Associate
                                         60 Wall Street
                                         New York, New York  10260-0060
                                         Attention:
                                         Telex Number:  177615


                                      BANK OF AMERICA
                                      NATIONAL TRUST AND SAVINGS
                                      ASSOCIATION, as Co-Agent


                                      By      YVONNE C. DENNIS
                                         ---------------------------
                                         Title: Vice President
                                         555 S. Flower Street
                                         11th Floor
                                         Los Angeles, CA   90071
                                         Attention: Yvonne C. Dennis
                                         FAX Number: (213) 345-6550

                                                                       EXHIBIT A


                                     NOTE


                                                              New York, New York
                                                                            , 19



        For value received, Allergan, Inc., a Delaware corporation (the "Borrower"), promises to pay to the order of (the "Bank"), for the account of its Applicable Lending Office, the unpaid principal amount of each Loan made by the Bank to the Borrower pursuant to the Credit Agreement referred to below on the last day of the Interest Period relating to such Loan. The Borrower promises to pay interest on the unpaid principal amount of each such Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at the office of Morgan Guaranty Trust Company of New York, 60 Wall Street, New York, New York.

        All Loans made by the Bank, the respective types and maturities thereof and all repayments of the principal thereof shall be recorded by the Bank and, if the Bank so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding shall be endorsed by the Bank on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

        This note is one of the Notes referred to in the $150,000,000 Credit Agreement dated as of December __, 1993 among the Borrower, the banks listed on the signature pages thereof, Morgan Guaranty Trust Company of New York, as Agent and Bank of America National Trust and Savings Association, as Co-Agent (as the same may be amended from time to time, the "Credit Agreement"). Terms defined in the Credit

Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.


                                               ALLERGAN, INC.


                                               By_______________________
                                                 Title:

                        LOANS AND PAYMENTS OF PRINCIPAL


- -------------------------------------------------------------------------------------------------
                                            Amount of
               Amount       Type of         Principal          Maturity          Notation
 Date          of Loan       Loan            Repaid              Date            Made by
- -------------------------------------------------------------------------------------------------

_________________________________________________________________________________________________

_________________________________________________________________________________________________

_________________________________________________________________________________________________

_________________________________________________________________________________________________

_________________________________________________________________________________________________

_________________________________________________________________________________________________

_________________________________________________________________________________________________

_________________________________________________________________________________________________

_________________________________________________________________________________________________

_________________________________________________________________________________________________

_________________________________________________________________________________________________

_________________________________________________________________________________________________

_________________________________________________________________________________________________

_________________________________________________________________________________________________

_________________________________________________________________________________________________


                                                                       EXHIBIT B


                       Form of Money Market Quote Request


                                                                        [Date]


To:          Morgan Guaranty Trust Company of New York
               (the "Agent")

From:        Allergan,Inc.

Re: Credit Agreement (the "Credit Agreement") dated as of December 22, 1993 among the Borrower, the Banks listed on the signature pages thereof, the Agent and the Co-Agent

             We hereby give notice pursuant to Section 2.03 of the Credit Agreement that we request Money Market Quotes for the following proposed Money Market Borrowing(s):

Date of Borrowing:  _____________________

Principal Amount*                                      Interest Period**
- ----------------                                       ---------------
$



             Such Money Market Quotes should offer a Money Market [Margin] [Absolute Rate]. [The applicable base rate is the London Interbank Offered Rate].

             Terms used herein have the meanings assigned to them in the Credit Agreement.

                                               ALLERGAN, INC.



                                               By__________________________
                                                 Title:





__________________________________

     *       Amount must be $5,000,000 or a larger multiple of $1,000,000.

     ** Not less than one month (LIBOR Auction) or not less than 15 days (Absolute Rate Auction), subject to the provisions of the definition of Interest Period.

                                                                       EXHIBIT C


                   Form of Invitation for Money Market Quotes


To:          [Name of Bank]

Re:          Invitation for Money Market Quotes to Allergan, Inc. (the
             "Borrower")


             Pursuant to Section 2.03 of the Credit Agreement dated as of December 22, 1993 among the Borrower, the Banks parties thereto and the undersigned, as Agent, we are pleased on behalf of the Borrower to invite you to submit Money Market Quotes to the Borrower for the following proposed Money Market Borrowing(s):

Date of Borrowing: _________________

Principal Amount                                       Interest Period
- ----------------                                       ---------------
$



             Such Money Market Quotes should offer a Money Market [Margin] [Absolute Rate]. [The applicable base rate for Money Market LIBOR Loan is the London Interbank Offered Rate].

             Please respond to this invitation by no later than [2:00 P.M.] [9:15 A.M.] (New York City time) on [date].


                                               MORGAN GUARANTY TRUST COMPANY
                                                 OF NEW YORK



                                               By___________________________
                                                 Authorized Officer

                                                                       EXHIBIT D



                           Form of Money Market Quote


MORGAN GUARANTY TRUST COMPANY
  OF NEW YORK, as Agent
23 Wall Street
New York, New York  10015

Attention:

Re:  Money Market Quote to
     Allergan, Inc. (the "Borrower")


             In response to your invitation on behalf of the Borrower dated _________________, 19__, we hereby make the following Money Market Quote on the following terms:

1.  Quoting Bank: _____________________________

2.  Person to contact at Quoting Bank:
    __________________________________

3.  Date of Borrowing: ___________________________*





__________________________________

     *       As specified in the related Invitation.

4. We hereby offer to make Money Market Loan(s) in the following principal amounts, for the following Interest Periods and at the following rates:

Principal        Interest        Money Market
 Amount**        Period***       [Margin****]        [Absolute Rate*****]
- ---------        ---------       ------------        --------------------
$

$

    [Provided that the aggregate principal amount of Money Market Loans for which the above offers may be accepted shall not exceed $___________ .]**

             We understand and agree that the offer(s) set forth above, subject to the satisfaction of the applicable conditions set forth in the Credit Agreement dated as of December __, 1993 among the Borrower, the Banks listed on the signature pages thereof and





__________________________________

** Principal amount bid for each Interest Period may not exceed principal amount requested. Specify aggregate limitation if the sum of the individual offers exceeds the amount the Bank is willing to lend. Bids must be made for $5,000,000 or a larger multiple of $1,000,000.

*** Not less than one month or not less than 15 days, as specified in the related Invitation. No more than five bids are permitted for each Interest Period.

**** Margin over or under the London Interbank Offered Rate determined for the applicable Interest Period. Specify percentage (to the nearest 1/10,000 of 1%) and specify whether "PLUS" or "MINUS".

*****   Specify rate of interest per annum (to the nearest 1/10,000 of 1%).

    yourselves, as Agent, irrevocably obligates us to make the Money Market Loan(s) for which any offer(s) are accepted, in whole or in part.

                                               Very truly yours,

                                               [NAME OF BANK]


Dated: ____________________                    By:________________________
                                                  Authorized Officer

                                                                       EXHIBIT E



                    Form of Gibson, Dunn & Crutcher Opinion



                                December , 1993



To the Banks and the
Agent referred to below
c/o Morgan Guaranty Trust Company
of New York, as Agent
60 Wall Street
New York, New York  10260

             Re:  Allergan, Inc.

Ladies and Gentlemen:


             This opinion is being furnished to you pursuant to Section 3.01(b) of the $150,000,000 Credit Agreement dated as of December __, 1993 among Allergan, Inc., a Delaware corporation (the "Borrower") and you (the "Credit Agreement"). Capitalized terms used but not defined herein shall have the corresponding meanings set forth in the Credit Agreement.

             We have acted as counsel to the Borrower in connection with the preparation of the Credit Agreement.

             For purposes of this opinion, we have assumed with your permission that:

             (a) the signatures on all documents (other than the signatures on behalf of the Borrower on the Credit Agreement and the Notes) examined by us are genuine, the documents submitted to us as originals are authentic and the documents submitted to us as certified or reproduction copies conform to the originals; and

             (b) the Agent and the Banks have all requisite power and authority to execute, deliver and perform their obligations under the Credit Agreement; the execution and delivery of the Credit Agreement and the performance of such obligations has been duly

To the Banks and the
Agent referred to below                  2                     December __, 1993



    authorized by all necessary action by the Agent and the Banks; and the Credit Agreement constitutes a legal, valid and binding obligation of the Agent and the Banks.

             We have made such inquiries and examined, among other things, originals, or copies certified or otherwise identified to our satisfaction as being true copies, of such records, agreements, certificates, instruments and other documents as we have considered necessary or appropriate for purposes of this opinion. As to certain factual matters, we have relied upon certificates of officers of the Borrower or certificates obtained from public officials. We call to your attention that with respect to the assumptions set forth in paragraph (a) above, while we have not conducted an independent investigation necessary to confirm the accuracy thereof, we have no reason to believe that any such assumption is not accurate.

             Except as expressly stated otherwise herein, whenever our opinion herein with respect to the existence or absence of facts is stated to be to the best of our knowledge, such statement is intended to signify that, during the course of our representation of the Borrower, as herein described, no information has come to the attention of the lawyers working on the transactions contemplated by the Credit Agreement that would give us actual knowledge of facts contrary to the existence or absence of the facts indicated. However, we have not undertaken any independent investigation to determine the existence or absence of such facts, and no inference as to our knowledge of the existence or absence of such facts should be drawn from our representation of the Borrower.

             Based on the foregoing and in reliance thereon, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

             1. The Borrower has been duly incorporated and is a validly existing corporation and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to execute, deliver and perform its obligations under the Credit Agreement and the Notes and to conduct its business as presently conducted.

To the Banks and the
Agent referred to below                  3                     December __, 1993



             2. The execution and delivery of the Credit Agreement and the Notes by the Borrower and the performance of its obligations thereunder have been duly authorized by all necessary action of the Borrower.

             3. The Credit Agreement and the Notes have each been duly executed and delivered by the Borrower.

             4. The Credit Agreement and each of the Notes constitute a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

             5. The execution, delivery and performance by the Borrower of the Credit Agreement and the Notes do not and will not (A) violate the restated certificate of incorporation or bylaws of the Borrower as in effect on the date hereof and heretofore delivered to the Agent, (B) to the best of our knowledge, violate any material law or regulation applicable to Borrower or any order, judgment or decree of any Governmental Authority known to us to be binding on the Borrower, (C) to the best of our knowledge based upon a review of documents identified to us by the Borrower as being material to the Borrower and its Subsidiaries taken as a whole, conflict with, result in a material breach of or constitute a material default under any material indenture, mortgage, deed of trust, agreement or other instrument to which the Borrower or any Subsidiary is a party or by which any of their respective properties are bound or result in or require the creation or imposition of any Lien upon any of their respective assets, other than Permitted Liens, or (D) require any authorization, consent, waiver or approval of any Governmental Authority.

             6. To the best of our knowledge, there are no pending or threatened actions or proceedings against the Borrower or any of its Subsidiaries before any Governmental Authority which purport to affect the legality, validity, binding effect or enforceability of the Credit Agreement or any of the Notes, or which are likely to have a Materially Adverse Effect, except as set forth in Exhibit I to the Credit Agreement.

             7. Neither the Borrower nor any of its Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

To the Banks and the
Agent referred to below                  4                     December __, 1993




             The foregoing opinions are subject to the following exceptions, qualifications and limitations:

             A. We render no opinion herein as to matters involving the laws of any jurisdiction other than (i) the Federal laws of the United States of America, (ii) the laws of the State of New York and (iii) the Delaware General Corporation Law. We are not admitted to practice law in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law as presently in effect and have made such inquiries as we consider necessary to render the opinions contained in paragraphs 1, 2, 3 and 5. This opinion is limited to the effect of the present state of the foregoing laws and to the facts as they presently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts. The Credit Agreement provides that it shall be construed in accordance with and governed by the laws of the State of New York. Irrespective of such choice of law stated in the Credit Agreement, our opinions herein rendered, subject to the assumptions, exceptions, qualifications and limitations herein stated, are applicable only to the extent the internal law of New York applies.

             B. Our opinions set forth in paragraph 4 and (with respect to performance by the Borrower) clauses (B) and (D) of paragraph 5 are subject to
(i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the enforcement of creditors' rights generally (including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers) and (ii) general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law.

             C.  Without limitation, we express no opinion (i)   as to the
ability to obtain specific performance, injunctive relief or other equitable relief (whether sought in a proceeding at law or in equity) as a remedy for noncompliance with Credit Agreement or the Notes, and (ii) regarding the rights or remedies available to any party insofar as such party may take discretionary action that is arbitrary, unreasonable or capricious, or is not taken in good faith or in a commercially reasonable manner, whether

To the Banks and the
Agent referred to below                  5                     December __, 1993



or not such action is permitted under the Credit Agreement or the Notes.

             D. We express no opinion with respect to the legality, validity, binding nature or enforceability of any provision of the Credit Agreement or the Notes to the effect that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to any other right or remedy, that the election of some particular remedy does not preclude recourse to one or more others or that failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy.

             E. We express no opinion with respect to the legality, validity, binding nature or enforceability of (i) any waiver under the Credit Agreement or the Notes or any consents thereunder relating to the rights of the Borrower or duties owing to it existing as a matter of law, except to the extent the Borrower may so waive or consent under applicable law, (ii) provisions in the Credit Agreement or the Notes imposing an increase in interest rate upon delinquency in payment, or (iii) any rights of setoff, other than as provided by Section 151 of the Debtor and Creditor Law of the State of New York, as interpreted by applicable judicial decisions.

             F. We express no opinion as to any provision of the Credit Agreement or the Notes requiring written amendments or waivers of such documents insofar as it suggests that oral or other modifications, amendments or waivers could not be effectively agreed upon by the parties or that the doctrine of promissory estoppel might not apply.

             G. We express no opinion as to the applicability or effect of any Bank's compliance with any state or Federal laws applicable to the transactions contemplated by the Credit Agreement.

             H. With respect to actions or proceedings referred to in paragraph 6, we call to your attention that the Borrower and its Subsidiaries are continuously involved in various proceedings before or filings with the U.S. Food and Drug Administration and other Governmental Authorities regarding the manufacture, use and sale of certain of their products. Such proceedings and filings, with which we are

To the Banks and the
Agent referred to below                  6                     December __, 1993



generally not involved, are specifically excluded from the scope of our opinion in paragraph 6.

             This opinion is rendered to you in connection with the Credit Agreement and may not be relied upon by any person other than you (or permitted assignees under the Credit Agreement) or by you (or any such assignee) in any other context, provided that you may provide this opinion (i) to bank examiners and other regulatory authorities should they so request or in connection with their normal examinations, (ii) to your independent auditors and attorneys,
(iii) pursuant to order or legal process of any court or governmental agency, or (iv) in connection with any legal action to which you are a party arising out of the transactions contemplated by the Credit Agreement. This opinion may not be quoted without the prior written consent of this Firm. We consent to the delivery of this opinion to the Agent's special counsel, Davis Polk & Wardwell, and to the reliance by such Firm on this opinion for purposes of rendering their opinion in connection with closing under the Credit Agreement.

                                               Very truly yours,



                                               Gibson, Dunn & Crutcher

EMG/dsp
8156K

                                                                       EXHIBIT F


                  Form of Francis R. Tunney, Jr., Esq. Opinion


                                               December __, 1993


To the Banks and the
Agent referred to below
c/o Morgan Guaranty Trust Company
of New York, as Agent
60 Wall Street
New York, New York  10260

             Re:  Allergan, Inc.

Gentlemen:

             This opinion is being furnished to you pursuant to Section 3.01(b) of the $150,000,000 Credit Agreement dated as of December __, 1993 among Allergan, Inc., a Delaware corporation (the "Borrower"), and you (the "Credit Agreement"). Capitalized terms used but not defined herein shall have the corresponding meanings set forth in the Credit Agreement.

             I am the General Counsel of the Borrower and, in such capacity, I am generally familiar with the corporate and legal matters concerning the Borrower and its Subsidiaries.

             I have made such inquiries and examined, among other things, originals, or copies certified or otherwise identified to my satisfaction as being true copies, of such records, agreements, certificates, instruments and other documents as we have considered necessary or appropriate for purposes of this opinion.

             Based on the foregoing and in reliance thereon, I am of the opinion that:

             1. The Borrower is duly qualified to transact business and is in good standing in each jurisdiction in which the character of its business or the location of its properties makes such qualification necessary, except where the failure to be so qualified would not have a Materially Adverse Effect.

To the Banks and the
Agent referred to below                  2                     December __, 1993


             2. To the best of my knowledge, the Borrower and each Subsidiary have all governmental licenses, authorizations, consents, and approvals required to carry on their respective businesses as presently conducted, except where the failure to have any of the foregoing would not have a Materially Adverse Effect.

             3. Neither the Borrower nor any Subsidiary is in violation of (a) its charter or bylaws or (b) to the best of my knowledge, any law, statute, rule, regulation, order, writ, injunction or decree of any Governmental Authority applicable to them or their respective properties or assets, except (in the case of clause (b)) where any such violation would, singly or in the aggregate with other such violations, not have a Materially Adverse Effect.

             4. There are no pending or, to the best of my knowledge, threatened actions or proceedings against the Borrower or any of its Subsidiaries before any Governmental Authority which purport to affect the legality, validity, binding effect or enforceability of the Credit Agreement or the Notes, or which are likely to have a Materially Adverse Effect except as set forth on Exhibit I to the Credit Agreement.

             5. The Credit Agreement and the Notes have each been duly executed and delivered by the Borrower.

             This opinion is rendered to you in connection with the Credit Agreement and may not be relied upon by any person other than you (or permitted assignees under the Credit Agreement) or by you (or any such permitted assignee) in any other context, provided that you may provide this opinion (i) to bank examiners and other regulatory authorities should they so request or in connection with their normal examinations, (ii) to your independent auditors and attorneys, (iii) pursuant to order or legal process of any court or governmental agency, or (iv) in connection with any legal action to which you are a party arising out of the transactions contemplated by the Credit Agreement. This opinion may not be quoted without my prior written consent.

To the Banks and the
Agent referred to below                  3                     December __, 1993


I consent to the delivery of this opinion to the Agent's special counsel, Davis Polk & Wardwell, and to their reliance on this opinion in connection with closing under the Credit Agreement.

                                               Very truly yours,


                                               Francis R. Tunney, Jr., Esq.
                                               General Counsel
                                               Allergan, Inc.

                                                                       EXHIBIT G



                                   OPINION OF
                     DAVIS POLK & WARDWELL, SPECIAL COUNSEL
                                  TO THE AGENT





To the Banks and the Agent
  Referred to Below
c/o Morgan Guaranty Trust Company
      of New York, as Agent
60 Wall Street
New York, New York  10260

Dear Sirs:

             We have participated in the preparation of the $150,000,000 Credit Agreement (the "Credit Agreement") dated as of December __, 1993 among Allergan, Inc., a Delaware corporation (the "Borrower"), the banks listed therein (the "Banks"), Morgan Guaranty Trust Company of New York, as Agent (the "Agent") and Bank of America National Trust and Savings Association, as Co-Agent (the "Co-Agent"), and have acted as special counsel to the Agent for the purpose of rendering this opinion pursuant to Section 3.01(c) of the Credit Agreement. Terms defined in the Credit Agreement are used herein as therein defined.

             We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion.

             Upon the basis of the foregoing, we are of the opinion that:

             1. The execution, delivery and performance by the Borrower of the Credit Agreement and the Notes are within the Borrower's corporate powers and have been duly authorized by all necessary corporate action.

             2. The Credit Agreement constitutes a valid and binding agreement of the Borrower and the Notes constitute valid and binding obligations of the Borrower.

             We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware. In giving the foregoing opinion, we express no opinion as to the effect (if any) of any law of any jurisdiction (except the State of New
York) in which any Bank is located which limits the rate of interest that such Bank may charge or collect.

             This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by any other person without our prior written consent.

                                               Very truly yours,

                                                                       EXHIBIT H


                      ASSIGNMENT AND ASSUMPTION AGREEMENT




             AGREEMENT dated as of _________, 19__ among [ASSIGNOR] (the "Assignor"), [ASSIGNEE] (the "Assignee"), Allergan, Inc., a Delaware corporation (the "Borrower"), and MORGAN GUARANTY TRUST COMPANY OF NEW YORK, as Agent (the "Agent").


                              W I T N E S S E T H


             WHEREAS, this Assignment and Assumption Agreement (the "Agreement") relates to the $150,000,000 Credit Agreement dated as of December __, 1993 among the Borrower, the Assignor and the other Banks party thereto, as Banks, and the Agent (the "Credit Agreement");

             WHEREAS, as provided under the Credit Agreement, the Assignor has a Commitment to make Loans to the Borrower in an aggregate principal amount at any time outstanding not to exceed $__________;

             WHEREAS, Committed Loans made to the Borrower by the Assignor under the Credit Agreement in the aggregate principal amount of $__________ are outstanding at the date hereof; and

             WHEREAS, the Assignor proposes to assign to the Assignee all of the rights of the Assignor under the Credit Agreement in respect of a portion of its Commitment thereunder in an amount equal to $__________ (the "Assigned Amount"), together with a corresponding portion of its outstanding Committed Loans, and the Assignee proposes to accept assignment of such rights and assume the corresponding obligations from the Assignor on such terms;

             NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

             SECTION 1. Definitions. All capitalized terms not otherwise defined herein have the respective meanings set forth in the Credit Agreement.

             SECTION 2. Assignment. The Assignor hereby assigns and sells to the Assignee all of the rights of the Assignor under the Credit Agreement to the extent of the Assigned Amount, and the Assignee hereby accepts such assignment from the Assignor and assumes all of the obligations of the Assignor under the Credit Agreement to the extent of the Assigned Amount, including the purchase from the Assignor of the corresponding portion of the principal amount of the Committed Loans made by the Assignor outstanding at the date hereof. Upon the execution and delivery hereof by the Assignor, the Assignee, the Borrower and the Agent and the payment of the amounts specified in Section 3 required to be paid on the date hereof (i) the Assignee shall, as of the date hereof, succeed to the rights and be obligated to perform the obligations of a Bank under the Credit Agreement with a Commitment in an amount equal to the Assigned Amount, and (ii) the Commitment of the Assignor shall, as of the date hereof, be reduced by a like amount and the Assignor shall be released from its obligations under the Credit Agreement to the extent such obligations have been assumed by the Assignee. The assignment provided for herein shall be without recourse to the Assignor.

             SECTION 3. Payments. As consideration for the assignment and sale contemplated in Section 2 hereof, the Assignee shall pay to the Assignor on the date hereof in Federal funds the amount heretofore agreed between them.(1) It is understood that commitment and/or facility fees accrued to the date hereof are for the account of the Assignor and such fees accruing from and including the date hereof are for the account of the Assignee. Each of the Assignor and the Assignee agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party's interest therein and shall promptly pay the same to such other party.

             SECTION 4. Consent of the Borrower and the Agent. This Agreement is conditioned upon the consent of the Borrower and the Agent pursuant to
Section 9.06(c) of the Credit Agreement. The execution of this Agreement by the





__________________________________

         (1) Amount should combine principal together with accrued interest and breakage compensation, if any, to be paid by the Assignee[, net of any portion of any upfront fee to be paid by the Assignor to the Assignee]. It may be preferable in an appropriate case to specify these amounts generically or by formula rather than as a fixed sum.

Borrower and the Agent is evidence of this consent. Pursuant to Section 9.06(c) the Borrower agrees to execute and deliver a Note payable to the order of the Assignee to evidence the assignment and assumption provided for herein.

             SECTION 5. Non-Reliance on Assignor. The Assignor makes no representation or warranty in connection with, and shall have no responsibility with respect to, the solvency, financial condition or statements of the Borrower, or the validity and enforceability of the obligations of the Borrower in respect of the Credit Agreement or any Note. The Assignee acknowledges that it has, independently and without reliance on the Assignor, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the business, affairs and financial condition of the Borrower.

             SECTION 6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

             SECTION 7. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

             IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.


                                               [ASSIGNOR]


                                               By_________________________
                                                 Title:



                                               [ASSIGNEE]


                                               By__________________________
                                                 Title:

                                               [BORROWER]


                                               By__________________________
                                                 Title:


                                               MORGAN GUARANTY TRUST COMPANY
                                                 OF NEW YORK


                                               By__________________________
                                                 Title:

                                   EXHIBIT I

                               Legal Proceedings

As used in this Exhibit I, references to Allergan or the Company shall mean the Borrower.

Trademarks, Patents, etc.

        1. In November 1992 Allergan's subsidiary Allergan Medical Optics ("AMO") filed suit against Staar Surgical for infringement of a patent covering certain devices for the insertion of intraocular lenses into the eye. In December 1992, AMO filed a similar suit against Chiron Ophthalmics, Inc. The two cases were subsequently consolidated, and trial has been divided into two phases. Phase I will be tried in late January 1994. The court has denied AMO's request for a preliminary injunction against Chiron and Staar pending the outcome of the Phase I trial.

        2. In April and May 1993, Allergan and Kabi Pharmacia filed separate actions against one another concerning whether Allergan was infringing a patent held by Pharmacia. The patent relates to a compound found in certain viscoelastic products used during eye surgery. The suits have been tentatively settled, but final settlement requires certain conditions to be met, which are not expected to occur until sometime in 1994. The tentative settlement, if made final, would require Allergan to make certain payments to Pharmacia in 1994 and 1995, which amounts are not considered material.

        3. In May 1993, Allergan was sued for patent infringement by Robert Powell, the purported inventor of a certain type of intraocular lens. Allergan believes Powell's claims are without merit, and is vigorously defending the case. Allergan also believes it has no material exposure arising from the suit.

        4. In September 1993, Dr. Steven Shearing sued Allergan and approximately 14 other companies for alleged infringement of a patent concerning a method of inserting intraocular lenses into the eye. Allergan believes that Dr. Shearing's suit is without merit. Dr. Shearing previously settled litigation over the same patent with Heyer-Schulte Medical Optics, which is Allergan Medical Optics' predecessor in interest. Allergan regards Dr. Shearing's suit as a breach of the earlier settlement agreement, and has separately filed suit against Dr. Shearing for breach of contract.

        5. In December, 1991, Staar Surgical sued Allergan, seeking to rescind an agreement settling prior patent infringement litigation. In the earlier suit, Staar had sued for alleged infringement of a patent relating to certain foldable intraocular lenses. The suit was settled when the parties entered into various cross-license agreements. In the current suit, if successful in obtaining rescission, Staar seeks to renew its claims for infringement of the patent involved in the earlier suit. The current suit is presently on appeal, the lower court already having granted Allergan's motion for summary judgment.

Securities Litigation

        The Company is involved in certain Securities Litigation details of which are set forth in Part I, Item 3 of the Company's Report on Form 10-K for the Fiscal Year ended December 31, 1992 as updated by the Company's Report on Form 10-Q for the Quarter ended September 30, 1993. In the case captioned In Re Allergan Shareholders Litigation, judgment dated November 29, 1993 granting defendants' motions for summary judgment has been entered by the Court; the time for appeal of such motion has not yet expired.

                                  * * * * * *

        The Company and its subsidiaries are involved in a number of other lawsuits which Allergan considers to be normal in view of the size and nature of its business. The Company does not believe that any ultimate liability resulting from any such lawsuits will have a material adverse effect on the results of operations or financial position of the Company.